As filed with the Securities and Exchange Commission on
                         June, 2001

             Registration No. _________________
________________________________________________________________
                        UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549

                         FORM SB-2

                  REGISTRATION STATEMENT
             UNDER THE SECURITIES ACT OF 1933

                        ASDAR GROUP
(Exact name of small business issuer as specified in its charter)

      Nevada            ________________       __88-0195105__
 (State or other       (Primary Standard      (I.R.S. Employer
 jurisdiction of          Industrial         Identification No.)
 incorporation or        Classification
   organization)          Code Number)

                         ASDAR GROUP

            1239 West Georgia Street, Suite 3004
                   Vancouver, BC V6E 4R8
                       (604) 664-0499

       (Address, zip code and telephone number, including
     area code, of registrant's principal executive offices)
________________________________________________________________

                 Robert Waters, President
           1239 West Georgia Street, Suite 3004
                  Vancouver, BC V6E 4R8
               Telephone: (604) 664-0499

         (Address, zip code and telephone number
        including area code, of agent for service)

Copies of all communications to:

James E. Pratt, Esq.                            Robert Waters, President
Law Offices of James E. Pratt                   Asdar Group
195 Kildare Road                                1239 West Georgia  St.
Garden City, NY 11530                           Vancouver, BC,
(516) 741-2978                                  Canada V6E 4R8
(516) 873-1140 (Fax)                            (604) 664-0499
                                                (604) 664-0498 (Fax)


Approximate date of commencement of proposed sale to the public:

As soon as practical after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box [x]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
_____________________________________________________________________________________

Title of Each                   Amount to be     Proposed     Proposed       Amt.
Class of                        Registered       Maximum      Maximum        of
Securities to                                    Offering     Aggregate      Regis-
be Registered                                    Price Per    Offering       tration
                                                 Item (1)     Price (1)      Fee
_____________________________________________________________________________________

Series A Units, each con-
sisting of one Common
Share par value $.001 per       1,500,000        $.50         $750,000      $396.00
Share, and one Common           Units
Share Purchase Warrant

Common Shares, par value
$.001 per Share (under-         1,500,000
lying the Series A Unit         Shares           $.60         $900,000      $396.00
Warrants) (2)

Series B Units, each con-
sisting of one Common           1,000,000        $.__         $______       $264.00
Share, par value $.001 per      Units
Share and one Common
Share Purchase Warrant

Common Shares, par              1,000,000        $.__         $_____        $264.00
value $.001 per share           Shares
(underlying the Series B
Unit Warrants) (3)

Common Shares, par
value $.001 per Share           1,000,000        $.70         $700,000      $264.00
(3)                             Shares

Common Shares, par
value $.001 per Share           1,000,000        $.75         $750,000      $264.00
(underlying the warrants        Shares
held by the Selling
Securityholders) (4)

                                                 Totals       $_______      $1,848.00

_____________________________________________________________________________________

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(a) and (g).

(2)(3) Reserved for issuance upon exercise of the Warrants. Price represents the Warrant exercise price.

(3) Registered on behalf of certain Selling Shareholders.

(4) Reserved for issuance upon exercise of the Warrants owned by certain Selling Securityholders and registered on behalf of certain Selling Securityholders.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                PROSPECTUS

                                ASDAR GROUP

                         1,500,000 Series A Units
                         Each Unit Consisting of
                           One Common Share and
              One Redeemable Common Share Purchase Warrant
                      Offering Price: $.50 per Unit
                                    and
                        1,000,000 Series B Units
                        Each Unit Consisting of
                          One Common Share and
              One Redeemable Common Share Purchase Warrant
                      Offering Price: $.__ per Unit
                                    and
             1,000,000 Selling Shareholder's Common Shares
                                    and
                1,000,000 Common Shares underlying the
                warrants owned by Selling Shareholders

        This prospectus (the "Prospectus") relates to an offering of a maximum of 2,500,000 Units (1,500,000 Series A Units and 1,000,000 Series B Units) which are being sold, on a "best efforts basis" in units (the "Units"), each Unit consisting of one common share, $0.001 par value per Share (the "Shares") and one redeemable common share purchase warrant (the "Unit Warrants"). The Unit Warrants are detachable upon issuance and will trade separately after being detached. (See "Description of Securities") There is no minimum amount of the Offering. Thus, there is no escrow account; all proceeds from the Offering will be deposited in the Company's bank account; and subscribers are not entitled to a refund of their subscriptions regardless of the amount
raised in the Offering. The Offering will terminate on                , 2001.

In addition, the Prospectus relates to an offering of 1,000,000 common shares issued and 1,000,000 common shares underlying warrants issued. These shares may be offered for sale by Selling Securityholders directly to the public.

        Each Series A Unit Warrant entitles the holder to purchase one Share for a period of eighteen months commencing on the closing date (the "Close") of the offering made hereby (the "Offering") at an exercise price of $.60.

        Each Series B Unit Warrant entitles the holder to purchase one share for a period of eighteen months commencing on the closing date (the "Close") of the offering made hereby (the "Offering") at various exercise prices.

        THERE IS NO MINIMUM AMOUNT OF THE OFFERING. THUS, THERE IS NO ESCROW ACCOUNT. ALL PROCEEDS FROM THE OFFERING WILL BE DEPOSITED IN THE COMPANY'S BANK ACCOUNT AND SUBSCRIBERS ARE NOT ENTITLED TO A REFUND OF THEIR SUBSCRIPTIONS REGARDLESS OF THE AMOUNT RAISED IN THE OFFERING.

        The Offering will terminate on                   , 2001.

                              ASDAR GROUP

                 1239 West Georgia Street, Suite 3004
                        Vancouver, BC V6E 4R8
                            (604) 664-0499

        The date of this Prospectus is                  , 2001.

        THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL BOOK VALUE DILUTION. PROSPECTIVE PURCHASERS SHOULD BE PREPARED TO SUSTAIN A LOSS OF THEIR ENTIRE INVESTMENT. (SEE "RISK FACTORS" AND "DILUTION").

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                           Price to    Broker-Dealer    Proceeds to
                            Public      Commissions     Company (2)(3)
----------------------------------------------------------------------
Per Series A Unit (1)      $750,000        $ -0-         $750,000

Per Series B Unit (1)      $______         $ -0-         $_______

Total Maximum                                            $_______

----------------------------------------------------------------------

        (1) Units will continue to be offered until a maximum of 2,500,000 Units (the "Maximum Units") are sold, the Offering Period ends or the Offering is terminated, whichever event first occurs. (See "Terms of the Offering")

        (2) The Units will be offered directly to the public by ASDAR GROUP, without payment of commissions or any other form of remuneration.

        (3) The proceeds to the Company have been computed before deduction of Offering expenses, including filing, printing, legal, accounting, transfer agent, and other fees. Such expenses are estimated at $75,000. The net
Offering proceeds are estimated at $             upon sale of the Maximum
Units.

        Until                 , 2001 (90 days from the date of the
Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a current Prospectus to any subscriber prior to or concurrent with the receipt of confirmation of sale of the Company's securities.


        ALL PAYMENTS FOR UNITS MUST BE MADE BY CHECK, BANK DRAFT OR MONEY ORDER, PAYABLE TO ASDAR GROUP.

        The Units are offered subject to prior sale when, as and if delivered to and accepted by the Company and subject to approval of certain legal matters by counsel and to certain other conditions. The Company reserves the right to withdraw, modify or cancel the Offering without notice and to reject orders in whole or in part.

        No one has been authorized to give any information or to make any representations other than those contained herein in connection with the Offering, and such information or representation, if given or made, must not be relied upon as having been made by the Company. Neither the delivery of the Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the Company's affairs since the date hereof. The Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

        The Company intends to deliver to its shareholders an annual report containing audited financial statements within 90 days of the end of each fiscal year.

TABLE OF CONTENTS                                           Page

Summary of Prospectus........................................11
The Company..................................................11
The Offering ................................................14
Summary Financial Data.......................................17
Risk Factors.................................................18
Dilution.....................................................24
Use of Proceeds..............................................25
Management Discussion and Analysis...........................27
Management...................................................37
Principal Shareholders.......................................39
Certain Relationships and Related Transactions...............40
Description of Securities....................................41
Dividend Policy..............................................42
Legal Matters................................................43
Experts......................................................43
Additional Information.......................................43
Financial Statements.........................................44


CROSS REFERENCE SHEET

Pursuant to Item 501(b) of Regulation S-K

Indicating the location in the Prospectus included in this Registration Statement of the Information called for by the Items of Part I of Form SB-2

Form SB-2 Item and Heading                      Caption in Prospectus

 1. Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus.........          Front Cover Page

 2. Inside Front and Outside Back
     Cover Pages of Prospectus........          Inside Front Cover,
                                                Outside Back Cover,
                                                Additional Information
 3. Summary Information and
     Risk Factors............................   Summary of Prospectus,
                                                The Company, Risk
FACTORS

 4.  Use of Proceeds......................      Use of Proceeds

 5.  Determination of Offering Price......      Front Cover Page

 6.  Dilution.............................      Dilution

 7.  Selling Security Holders.............      The Offering -
                                                Securities offered
                                                concurrently by
                                                selling securities
                                                holders

 8.  Plan of Distribution.................      Front Cover Page

 9.  Legal Proceedings....................      Management's
                                                Discussion and
                                                Analysis - LAK Ranch
OIL
                                                Project - Legal
                                                Proceedings

10. Directors and Executive Officers........    Management

11. Security Ownership of Certain
    Beneficial Owners and Management........    Principal Shareholders

12. Description of the Securities
      to be Registered......................    Front Cover Page,
                                                Summary of Prospectus
                                                Description of
SECURITIES

13. Interest of Named Experts                   Legal Matters
      and Counsel............................   Experts

14. Statement as to Indemnification....         Limitations on Directors
                                                and Officers Liability

15. Description of  Business.................   Summary of Prospectus,
                                                The Company,

MANAGEMENT'S DISCUSSION AND ANALYSIS


16. Description of Property..................   Management's Discussion
                                                and Analysis

17. Interest of Management and                  Certain Relationships and
      Others in Certain Transactions.........   Related Transactions

18. Certain Market Information...............

19. Remuneration of Directors
      and Officers...........................   Executive Compensation

20. Financial Statements.....................   Financial Statements

ADDITIONAL INFORMATION

        The Company has filed a Registration Statement under the Securities Act of 1933, as amended with respect to the securities offered hereby with the United States Securities and Exchange Commission ("SEC"), 450 Fifth Street, N.W., Washington, D.C. 20549. This Prospectus, which is a part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules therein, which may be examined at the SEC's
Washington, D.C. office, 450 Fifth Street, N.W., Washington, D.C. 20549 without charge, or copies of which may be obtained from the SEC upon request and payment of the prescribed fee. Statements made in this Prospectus as to the contents of any contract, agreement or document are summarized herein, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, and each such summary is qualified in its entirety by such reference. The Company is a reporting company under the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the SEC. All of such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at the address set forth above in Washington, D.C. and at regional offices of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. In addition, the Company provides its shareholders with annual reports, including audited financial statements, unaudited semi-annual reports and such other reports as the Company may determine. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.



SUMMARY OF PROSPECTUS

        The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Each prospective investor should carefully read this Prospectus in its entirety, including the section titled "RISK FACTORS."

THE COMPANY

        The Company was formed under the laws of the State of Nevada on November 29, 1983 under the name Venture Group, Inc. On February 11, 1986, the Company filed an amendment to the Articles of Incorporation changing the corporate name to Asdar Corporation. On December 11, 1987, another amendment to the Articles of Incorporation was filed changing the corporate name to Asdar Group. On February 18, 2001, Asdar Group ( the "Company") filed a Certificate of Reinstatement with the Secretary of State of Nevada.

        The Company was originally incorporated to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Nevada. The Company, under former management, from its inception in 1983 to 1986, was engaged primarily in the acquisition of controlling equity positions in companies experiencing financial or operating difficulties. During 1985 and 1986, the Company sold its equity positions in these companies.

The Company, under former management, in 1987, announced its Registration Distribution Program, which was designed to assist privately-owned companies in becoming publicly held. As a result of a regulatory review in 1988, certain changes were required to be made to the program which former management deemed to be impracticable and all efforts in this business were terminated in 1990.

The Company was inactive and a shell corporation from 1991 to December 1995, when the Company began the process of identifying potential business interests, including, but not necessarily limited to, interests in the "Internet E-Commerce".

        Until March 2000, the Company conducted no business operations other than the pursuit of a merger, or reverse acquisition with an active operation interested in restructuring itself as a publicly-held company.

INTERNET E-COMMERCE

        The Company's initial focus was related to Internet E-Commerce, In this regard, on March 8, 2000, the Company signed a Technology Development Agreement ("Tech Agreement") with TekMaster Ltd., a British Columbia corporation ("TEK"), and with Xntrik Enterprises Ltd., a British Columbia corporation ("EXL") to fund development of a Scalable Server Platform ("Scalable Server").

        The Tech Agreement called for the Company to issue two million (2,000,000) shares of the company's $.001 par value common stock with Rule 144 Restrictions and to fund two hundred thousand ($200,000) dollars in Canadian Funds for ongoing development costs, and the Tech Agreement called for Xntrik Enterprises Ltd., to design and develop the software and for Tek Master Ltd. to design an interface for an administrative toolkit to manage clients.

        At the end of October, 2000, this project was put on hold. There is no time frame nor a definite date for the Company to revive this project. See MANAGEMENT'S DISCUSSION AND ANALYSIS - Internet E-Commerce.


LAK RANCH OIL PROJECT

        The management of the Company has always been seeking new business opportunities designed to maximize shareholder value. In May 2000, the management of the Company was made aware of an Oil and Gas Project in Wyoming, USA.

        On September 20, 2000, the Company signed an "Asset Purchase and Sale Agreement" with 2U Online.com, Inc. ("2U"), a Delaware corporation under common management, whereby the Company acquired all of 2U's working interest to the oil and natural gas rights on Wyoming Property located in the Powder River Basin of eastern Wyoming (the "LAK Ranch") for five million (5,000,000) shares of the Company's $0.001 par value common stock.

        On October 13, 2000, the "Assignment of Working Interest in Oil and Gas Lease" was filed in the Offices of County Clerk for Weston County, Wyoming, whereby 2U's 25% working interest in the Wyoming Property was transferred and assigned to the Company and the Company issued to 2U five million (5,000,000) shares of the Company's $0.001 par value common stock with Rule 144 restrictions.

        The LAK Ranch Oil Project is located four miles south of the town of Newcastle in Wyoming's prolific oil producing Powder River Basin. Previous exploration activities at the LAK Ranch have been headed up by Texaco, Conoco, Parent Oil, Mapco and Surtek (previously Exoil Services). Surtek conducted field mapping studies, the drilling and coring of numerous wells, and a resource estimate based upon their work and all previous drill hole data. In 1984 Surtek estimated that the LAK Ranch contained a resource of 100+ million barrels of napthenic oil.

        Economically feasible recovery of this oil depends upon the success of a process known as Steam Assisted Gravity Drainage (SAGD). The SAGD process has not been used in commercial operation. However, the success of the process has been demonstrated at a pre-commercial pilot in the Athabasca oil sands.

        Pursuant to an agreement dated September 24, 1997, Derek Resources Corporation acquired an option to earn a 75% interest in the LAK Ranch oil property in Wyoming by incurring certain expenditures to develop a Steam Assisted Gravity Drainage (SAGD) pilot plant on the Property and by making certain option payments. In 1998, Derek completed preliminary site investigation, engineering and confirmation drilling on the Property. The data returned indicated that a SAGD project was viable for the property.

        Derek commenced the drilling and installation of the first SAGD well pair on the LAK Ranch property June 22, 2000 and by August of 2000 the well pair had been successfully installed. During the remainder of 2000, Derek continued working on construction of the SAGD plant and in January 2001, announced that final installation and assembly procedures including fabrication, welding, electrical and instrument component installation and equipment testing were nearing completion. Further, a 33,000 foot long four-inch natural gas pipeline was installed to the site and the completed sections successfully pressure tested. In March 2001, Derek announced that steam generation and injection to its SAGD well pair had commenced. The SAGD operation will take several months to achieve sustained production due to the needed steam and heat build-up in the reservoir.

        As of March 31,2001, total exploration and development costs incurred on the LAK Ranch project by Derek totaled approximately $6,900,000. See MANAGEMENT'S DISCUSSION AND ANALYSIS - LAK Ranch Oil Project - Litigation.

        During December 2000 and January 2001, a dispute arose between the Company and Derek concerning Derek's expenditures and operations under a September 24, 1997 Option Agreement addressing development of a pilot SAGD oil recovery plant on the LAK Ranch site. The parties were unable to agree about Derek's decision to incur certain expenses for the LAK project in light of the terms of the Option Agreement. Derek also asserted certain demands for payment concerning its development of the LAK Ranch site project which Asdar felt were inconsistent with the terms of the Option Agreement. Derek ultimately asserted a purported right to foreclose a lien against Asdar's interest in the LAK property and Asdar disagreed and disputed the legality of Derek's lien assertions and activities. As a result, the company filed a lawsuit against Derek in Wyoming District Court in Weston County, Wyoming requesting an accounting by Derek of its expenditures and seeking other relief. That lawsuit is currently pending. See MANAGEMENT'S DISCUSSION AND ANALYSIS - LAK ranch Oil Project - Litigation.

HARVESTER PROSPECT

        On February 26, 2001, the Company signed a working interest agreement with International Brooks Petroleum Ltd. ("IBP") whereby the Company acquired a 50% working interest in 1, 120 acres located in the San Joaquin Basin, Kings County, California, for $300,000. See MANAGEMENT'S DISCUSSION AND ANALYSIS - Harvester Prospect.

THE COMPANY'S FACILITIES

        The Company does not own any real or personal property. Prior to August 1, 2000, the Company's offices were located in the residence of its President. However, as of August 1, 2000, the Company leases office space from Holm Investments Ltd. The Company leases the office space for $2,050.00 per month. The Company's principal corporate offices are located at 1239 West Georgia Street, Suite 3004, Vancouver, BC V6E 4R8.

=============================================================================

                                THE OFFERING

                  SECURITIES OFFERED BY THE UNDERWRITERS

                                1, 500,000 Series A Units. Each Series A Unit
consists of one common share, par value $.001 per share and one Common Share Purchase Warrant. Each Common Share Purchase Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $.60 at any time until eighteen months from the effective date of this Prospectus. The Common Stock Purchase Warrants are subject to redemption.

1, 000,000 Series B Units. Each Series B Unit consists of one common share, par value $.001 per share and one Common Share Purchase Warrant. Each Common Share Purchase Warrant entitles the holder to purchase one share of Common Stock at an exercise price to 100% of public offering price for the Common Stock at any time until eighteen months from the effective date of this Prospectus. The Common Stock Purchase Warrants are subject to redemption.

SECURITIES OFFERED CONCURRENTLY BY SELLING SECURITIES HOLDERS

1,000,000 shares of Common Stock are being sold by Selling Shareholders. Any sales of the Selling Shareholders Common Stock will be made only in accordance with Prospectus delivery requirement described in the Prospectus.

1,000,000 shares of Common Stock are being registered and reserved for issuance upon exercise of Common Stock Purchase Warrants owned by certain Selling Securityholders. Each Common Stock Purchase Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $.75 at any time until two (2) years from the effective date of this Prospectus. The Common Stock Purchase Warrants have no expiration date and are subject to redemption.

        SECURITIES OUTSTANDING PRIOR TO THE OFFERING

                                        12,211,707 shares of Common Stock.
                                        1,000,000 private Common Share
                                        Purchase Warrants (1)

        SECURITIES OUTSTANDING AFTER THE OFFERING ....

                                        14,711,707 shares of Common Stock
                                        1,000,000 Common Share Private
                                        Purchase Warrants
                                        1,500,000 Warrants issued
                                        pursuant to
                                        Series A Units
                                        1,000,000 Warrants issued pursuant to
                                        Series B Units

(1) Includes 1,000,000 warrants issued to Selling Shareholders in March, 2001 pursuant to private purchase of Units consisting of one Common Share and one Common Share Purchase Warrant.

(2) Does not include up to 3,500,000 Common Shares issuable upon exercise of the outstanding Series A, Series B and private Common Share Purchase Warrants.

EXERCISE PRICE OF THE WARRANTS          Series A  $.60 per share
                                        Series B $.65 per share
                                        Owned by
                                        Selling Shareholder $.75 per share

EXPIRATION DATE OF THE WARRANTS         Series A ____, 2003
                                        Series B ____, 2003
                                        Owned by
                                        Selling Shareholder ______, 2003

REDEMPTION OF WARRANTS                  Series A Redeemable
                                        Series B Redeemable
                                        Owned by
                                        Selling Shareholders
                                        Not redeemable

ESTIMATED NET PROCEEDS TO THE COMPANY   $_____________


USE OF PROCEEDS ....

The Company intends to use the net proceeds of this Offering for working capital, ongoing exploration and development cost on the Harvester Property, California, and future costs related to the LAK Ranch Property, Wyoming (See MANAGEMENT'S DISCUSSION AND ANALYSIS - LAK Ranch Oil Project - Litigation).


NASDAQ ELECTRONIC
BULLETIN BOARD SYMBOL:                          "XBET"

NASDAQ ELECTONIC
BULLETIN BOARD PROPOSED
SYMBOL FOR WARRANTS:                            "XBETW"

SUMMARY FINANCIAL DATA

        The following sets forth summary income statement and balance sheet data for the year ended December 31, 1999 as reported on by Schvaneveldt and Company, Certified Public Accountant, and summary income statement and balance sheet data for the year ended December 31, 2000 as reported on by Labonte & Co., Chartered Accountants. This data should be read in conjunction with the Financial Statements of the Company and notes thereto as prepared by the independent auditors. Labonte &Co. were appointed auditors in September 2000 due to the sudden death of Mr. Schvaneveldt.

STATEMENTS OF OPERATIONS DATA:

                                             For the Year Ended
                                                December 31,

                                            1999             2000
                                        ----------       -----------
Total Revenues                                NIL               NIL
Net Income (Loss)                         (26,218)       (1,223,108)
Net Income (Loss) per Common Share          (0.01)            (0.23)
Weighted Average Number of
    Shares Outstanding                  1,854,499         5,362,288

BALANCE SHEET DATA:

                                        Dec. 31, 1999   Dec. 31, 2000
                                              (As Adjusted (1))
                                        ----------       -----------
Working capital (deficit)               $  (35,056)     $ 3,565,852
Total Assets                            $      708      $ 5,307,953
Long-Term liabilities                   $      Nil      $       Nil
Stockholders' equity (deficit)          $  (35,056)     $ 5,212,485

(1) Adjusted to give effect to the sale by the Company of 1,500,000 Series A Units ($750,000); 1,500,000 Common Shares underlying the Series A Unit Warrants ($900,000); 1,000,000 Series B Units ($_______); 1,000,000 Common
Shares underlying the Series B Warrants (_______) and 1,000,000 shares underlying the Warrants owned by certain Selling Shareholders ($750,000) totaling $________.


RISK FACTORS

        The purchase of the Common Stock and the Warrants is speculative and involves a high degree of risk and immediate and substantial dilution. Prospective investors should carefully consider all of the information contained in this Prospectus and, in particular, the following factors which could adversely affect the operations and prospects of the Company, before making a decision to purchase any Common Stock and Warrants.

        FORWARD-LOOKING STATEMENTS. The following cautionary statements are made pursuant to the Private Securities Litigation Reform Act of 1995 in order for the Company to avail itself of the "safe harbor" provisions of that Act. The discussions and information in this Prospectus may contain both historical and forward-looking statements, To the extent that the Prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of the Company, please be advised that the Company's actual financial condition, operating results and business performance may differ materially from that projected or estimated by the Company in forward-looking statements. The Company has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from the Company's current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, intense competition, including entry of new competitors, increased or adverse federal, state and local government regulation, inadequate capital, unexpected costs, lower revenues and net income than forecast, price increases for supplies, the risk of litigation and administrative proceedings involving the Company and its employees, higher than anticipated labor costs, the possible fluctuation and volatility of the Company's operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives changes in interest rates, inflationary factors, and other specific risks that may be alluded to in this Prospectus.

        OPERATING LOSSES AND WORKING CAPITAL DEFICIT. During the fiscal years ended 1999 and 2000, the Company experienced net losses of ($26,218) and ($1,223,108). As of December 31, 2000, the Company had an accumulated deficit of ($8,575,779), and a shareholders' equity of $1,612,485. If the Company cannot attain profitability or positive cash flow, it may not be able to meet its working capital requirements, which could have a material adverse effect on the Company. See "BUSINESS," "MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF RESULTS OF OPERATIONS" and "FINANCIAL STAEMENTS."

        DEPENDENCE ON PROCEEDS OF OFFERING. The Company is dependent on and intends to use the net proceeds of this offering in the ongoing development of the Harvester Property, California, and the LAK Ranch Property, Wyoming. See "USE OF PROCEEDS..."BUSINESS".

        NO ASSURANCE OF PROFITABILITY. The Company's business is speculative and dependent upon the successful and profitable recovery of oil on the LAK Ranch through the SAGD process. The Company's 25% interest in this property depends upon the successful resolution of the litigation pending between the Company and Derek Resources Corporation ("Derek"). There is no assurance that there will be a profitable recovery of oil on the LAK Ranch through the SAGD process or through any other oil recovery process. The Company has experienced net losses from inception. There is no assurance that the Company will earn significant revenues or profits from any segment of its business. Investors cannot be guaranteed against a loss of their entire investment. In the event the Company is unsuccessful in its lawsuit against Derek, the Company could lose its entire investment in the LAK Ranch.

        MARKETABILITY. Derek will do the marketing of all oil and gas produced on the LAK Ranch. The Company anticipates any future production will be marketed to third parties by Derek consistent with industry practices. Typically, oil is sold at the wellhead at field-posted prices plus a bonus and natural gas is sold by contract at a negotiated price based upon factors normally considered in the industry, such as distance from the well to the pipeline, well pressure, estimated reserves, quality of natural gas and prevailing supply/demand conditions. The Company's marketing objective is to receive the highest possible wellhead price for its product. There are a variety of factors which affect the market for oil and natural gas, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels and the effects of state and federal regulations on oil and natural gas eventually produced, if any. The oil and natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual customers. The availability of a ready market for any oil and natural gas production depends on the proximity of reserves to, and the capacity of, oil and natural gas gathering systems, pipelines and trucking or terminal facilities. The Company anticipates that its natural gas will be delivered through gas gathering systems and gas pipelines that it does not own. Federal and State regulation of natural gas gathering systems and gas and oil production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect Derek's ability to produce and market oil and gas. The Company anticipates that Derek will take the necessary steps to attempt to control price risk. Even if Derek takes the proper steps, it will remain subject to price fluctuations for natural gas sold in the spot market due primarily to seasonality of demand and other factors beyond the Company's control. Domestic oil prices generally follow worldwide oil prices, which are subject to price fluctuations resulting from changes in world supply and demand.

        COMPETITION IN OIL AND NATURAL GAS PRODUCTION.

        Competition in the oil and natural gas production industry is intense. If the interests owned by the Company produce any oil or gas, the Company will encounter intense competition from other companies and entities in virtually all phases of the oil and gas industry. Many of these competitors have greater financial and other resources, and more experience in the oil and gas industry, than the Company. The Company will compete directly with other companies and businesses that have developed, and are in the process of developing, exploration and drilling technologies which may provide these competitors with an advantage over the Company. The Company believes it will encounter competition from other oil and natural gas companies in all areas of its operations, including the acquisition of exploratory prospects and proven properties.

        The Company's competitors will include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals, and drilling and income programs. Many of its competitors will be large, well-established companies with substantially larger operating staffs and greater capital resources than those of the Company and which in many instances, have been engaged in the oil and natural gas business for a much longer time than the Company. Such Companies may be able to pay more for exploratory prospect and productive oil and natural gas properties and may be able to identify, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit.

        ENVIRONMENTAL REGULATIONS.

        The operations which the Company has interests in are subject to numerous federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that may be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands within wilderness, wetlands and other protected areas, require remedial measures to mitigate pollution from former operations, such as pit closure and plugging abandoned wells, and impose substantial liabilities for pollution resulting from production and drilling operations. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations applied to the oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly waste handling, disposal and cleanup requirements, the business and prospects of the Company could be adversely affected.

        The Company anticipates that its interests will generate waste that may be subject to the federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The U.S. Environmental Protection Agency ("EPA") and various state agencies have limited the approved methods of disposal for certain hazardous and non-hazardous wastes. Furthermore, certain wastes generated by the Company's oil and natural gas interests that are currently exempt from treatment as "hazardous wastes" may in the future be designated as "hazardous wastes," and therefore be subject to more rigorous and costly operating and disposal requirements.

        The Oil Pollution Act of 1990 ("OPA") contains numerous requirements relating to the prevention of and response to oil spills into waters of the United States. The OPA subjects owners of facilities to strict joint and several liability for all containment and cleanup costs and certain other damages arising from a spill, including, but not limited to, the costs of responding to a release of oil to surface waters. The OPA also requires owners and operators of offshore facilities that could be the source of an oil spill into federal or state waters, including wetlands, to post a bond, letter of credit or other form of financial assurance in amounts ranging from $10 million in specified state waters to $35 million in federal outer continental shelf waters to cover costs that could be incurred by governmental authorities in responding to an oil spill. Such financial assurances may be increased by as much as $150 million if a formal risk assessment indicates that the increase is warranted. Noncompliance with OPA may result in varying civil and criminal penalties and liabilities.

        Future operations of the Company may also be subject to the federal Clean Water Act ("CWA") and analogous state laws. Pursuant to the requirements of the CWA, the EPA has adopted regulations concerning discharges of storm water runoff. This program requires covered facilities to obtain individual permits, participate in a group permit or seek coverage under an EPA general permit. If the Company owns properties that require permits for discharges of storm water runoff, the Company believes that it will be able to obtain, or be included under, such permits, where necessary. Like OPA, the CWA and analogous state laws relating to the control of water pollution provide varying civil and criminal penalties and liabilities for releases of petroleum or its derivatives into surface waters or into the ground. CERCLA, also known as the "Superfund" law, and similar state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, the damages to natural resources and for the costs of certain health studies, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

        The Company also anticipates that its interests may be subject to a variety of federal, state and local permitting and registration requirements relating to protection of the environment. Management believes that its interests will be able to maintain substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse effect on the Company.

        OPERATING HAZARDS AND INSURANCE.

        The oil and natural gas business involves a variety of operating hazards and risks such as well blowouts, caterings, pipe failures, casing collapse, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pipeline ruptures or spills, pollution, releases of toxic gas and other environmental hazards and risks. These hazards and risks could result in substantial losses to the Company from, among other things, injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations. In addition, the Company may be liable for environmental damages caused by previous owners of property purchased and leased by the Company. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions or result in the loss of the Company's properties. In accordance with customary industry practices, the Company expects that it will maintain insurance against some, but not all, of such risks and losses. There can be no assurance that any insurance obtained by the Company will be adequate to cover any losses or liabilities. The Company cannot predict the availability of insurance or the availability of insurance at premium levels that justify its purchase. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect the Company's financial condition and operations. The Company may elect to self-insure if management believes that the cost of insurance, although available, is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of the Company.

        SECURITIES EXCHANGE ACT INDUSTRY GUIDE 2.

        The Securities Exchange Act Industry Guide 2 requires certain information be provided by small business issuers engaged in the oil and gas industry including estimates of oil and natural gas reserves. There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of the producer. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and natural gas prices, future operating costs, severance and excise taxes, development costs and work-over and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers but at different times may vary substantially and such reserve estimates may be subject to downward or upward adjustment based upon such factors. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, when and if made, and such variances may be material. In addition the 10% discount factor, which is required by the Securities Exchange Commission to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company or the oil and natural gas industry in general.

In general, the volume of production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent the Company conducts successful exploration and development activities or acquires properties containing proved reserves, or both, the proved reserves of the Company will decline as reserves are produced. The Company's future oil and natural gas production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investment to maintain or expand its asset base of oil and natural gas reserves would be impaired. The failure of an operator of the Company's wells to adequately perform operations, or such operator's breach of the applicable agreements, could adversely impact the Company. In addition, there can be no assurance that the Company's future exploration, development and acquisition activities will result in additional proved reserves or that the Company will be able to drill productive wells at acceptable costs. Furthermore, although the Company's revenues could increase if prevailing prices for oil and natural gas increase significantly, the Company's finding and development costs could also increase. The Wyoming Property is currently in development by Derek and as such there are no records as to average sales price, production costs, total gross and net productive wells, drilling activities or delivery commitments. The Company has not performed its own examination as to the net oil or gas reserves existing on the Wyoming Property. The total amount of undeveloped acreage is 6,360 acres. As discussed earlier, the Wyoming Property does have potentially recoverable oil reserves but does not have proven gas reserves.

LACK OF SIGNIFICANT OPERATING HISTORY

        The Company is subject to many of the risks common to enterprises with a limited operating history, including potential under-capitalization, limitations with respect to personnel, financial and other resources and limited customers and revenues. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development and expansion of new businesses. See The Company.

DEPENDENCE ON SENIOR MANAGEMENT

        The Company is substantially dependent upon the personal efforts and abilities of its senior management. Management's ability to operate the Company at a profit depends, in large part, on its ability to implement its policies. Although the Company's management has substantial experience, the effect of new management's policies may not be immediately apparent. The loss of any of the Company's senior management personnel could adversely affect the Company. See Management.

LACK OF DIVIDENDS

While payment of dividends on the Company's Common Stock is in the discretion of the Board of Directors, there can be no assurance that dividends can or will ever be paid. Payments of dividends are contingent upon, among other things, future earnings, if any, and the financial condition of the Company, capital requirements, general business conditions, and other factors which cannot now be predicted. The Company has never paid dividends and expects that future earnings, if any, will be used to finance growth. See Description of Securities - Dividend Policy.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY

        The Company's Articles of Incorporation provide that its directors shall not be liable for monetary damages to the Company's shareholders except as required by law. In addition, the Company By-laws provide indemnification to the Company's officers and directors to the fullest extent permitted by the Nevada law. To the extent that shareholders are unable to prevail in actions for monetary damages against the Company's directors, their rights in this regard are limited in comparison to those where a corporation has elected not to include such a provision in its Articles of Incorporation. In addition, to the extent that the Company's officers and directors may seek indemnification from the Company, it may suffer a financial loss as a result of its obligation to pay such amounts (which may prove to be significant) to its officers or directors.

DILUTION

        As of December 31, 2000, the pro forma net tangible book value of the Company was approximately $1,612,485 or approximately $0.15 per share of outstanding Common Stock. Net tangible book value per share consists of total assets less intangible assets and liabilities, divided by the total number of shares of Common Stock outstanding. After giving effect to the purchase of 1,000,000 Units on January 31, 2001, each Unit consisting of one common share and one warrant to purchase an additional share, the sale of the Units as contemplated by this Prospectus at an offering price of $0.50 per Unit for the Series A Units and an assumed offering price of $0.55 per Unit for the Series B Units, and without giving effect to the sale or possible exercise of any Warrants, the pro forma net tangible book value at December 31, 2000, would have been $3,612,485, or approximately $0.25 per share. The purchasers of the Units offered by this Prospectus will incur an immediate dilution of approximately $0.25 for Series A Units and $0.30 for Series B Units per share. Holders of Common Stock may be subjected to additional dilution if any additional securities are issued as compensation or to raise additional financing. See "RISK FACTORS - Dilution" and "SHARES ELIGIBLE FOR FUTURE SALE." The following table illustrates the dilution which investors participating in this offering will incur and the benefit to current shareholders as a result of this offering.

        Price per Series A Unit................................ $0.50
        Price per Series B Unit................................ $0.55
        Pro Forma Net Tangible Book Value
          per Share before Offering............................ $0.15
        Increase in Net Tangible Book Value
          Attributable to Units Offered hereby................. $0.10
        Pro Forma Net Tangible Book Value
          per Share after Offering............................. $0.25
        Dilution of Net Tangible Book Value
          per Share to Purchasers of
          Series A units ...................................... $0.25
          Series B units ...................................... $0.30

        The following table shows the number and percentage of shares of Common Stock acquired and the amount and percentage of consideration and average price per share paid by existing stockholders as of December 31, 2000, and to be paid by purchasers pursuant to this offering, before deducting the estimated offering expenses:


                                    Percent of
                    Shares of       Outstanding
                  Capital Stock    Capital Stock                  Percent of
                    Purchased      After Offering    Net Equity     Equity

Current Common
Shareholders.....   11,211,707           76%         1,612,485       45%
New Investors...     3,500,000           24%         2,000,000       55%
                    ==========          ====         =========      ====
Total.............  14,711,707          100%         3,612,485      100%


USE OF PROCEEDS

        Assuming an offering price of $.50 per Series A Unit and an exercise price of $.60 per Series A Warrant, an offering price of $.55 per Series B Unit and an exercise price of $.65 per Series B Unit Warrant and an exercise price of $.75 per Warrant owned by certain Selling Securityholders, the net proceeds to the Company after deduction of the estimated expenses of the offering will be approximately $3,525,000. The net proceeds are anticipated to be used as follows:

                                     Proceeds of
                                     $3,525,000
                                     ----------
a. Working Capital                   $1,525,000
b. Harvester and LAK Ranch Projects  $2,000,000

        The allocation of the net proceeds from this Offering set forth above represents the Company's best estimate based on its present plans and certain assumptions regarding general economic and industry conditions and the Company's anticipated future revenues and expenditures. If any of these factors change, the Company may find it necessary or advisable to reallocate some of the proceeds from one to the other of the above-described categories. The Company anticipates, based on its current proposed plans and assumptions relating to its operations, that the proceeds of this Offering will be sufficient to satisfy its contemplated cash requirements for the next 12 months, although the Company may incur operating losses and significant capital expenses during that period.

        To the extent that the funds generated by this Offering are insufficient to fund the Company's activities in the short or long term, the Company may need to raise additional debt or equity through public or private financings. The Company has no commitment for any such financing, and there can be no assurance that any additional financing will be available to the Company, when needed, and on reasonable terms. Certain statements set forth below under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See Risk Factors - Forward-Looking Statements for additional factors relating to such statements.

        The amounts sets forth above merely indicate the proposed use of proceeds, and the actual expenditures may vary substantially from the estimates. None of the items set forth in the foregoing table should be considered as a firm commitment by the Company.


        MARKET FOR COMMON STOCK.

        The Company's Common Stock was approved for listing on the NASDAQ Electronic Bulletin Board effective February 16, 2000, under the symbol "XBET".

        The range of high and low bid quotations for the Company's Common Stock for 1999 and 2000 Nasdaq were obtained from the National Quotation Bureau and are provided below. The volume of trading in the Company's Common Stock has been limited and the bid and ask prices as reported may not be indicative of the value of the Common Stock or the existence of an active trading market. These over-the-counter market quotations reflect inter-dealer prices without retail markup, markdown or commissions and may not necessarily represent actual transactions.

1999 Fiscal Year                            High Bid                   Low Bid

First
Quarter.....................................$0.5000...................$ 0.0937
Second
Quarter.....................................$0.3750...................$ 0.0937
Third
Quarter.....................................$0.3750...................$ 0.0937
Fourth
Quarter.....................................$0.1875...................$ 0.1250

2000 Fiscal Year

First
Quarter.....................................$6.0000...................$ 1.1250
Second
Quarter.....................................$5.5000...................$ 0.6875
Third
Quarter.....................................$1.1700...................$ 0.5700
Fourth
Quarter.....................................$1.3750...................$ 0.8800

2001 Fiscal Year

First Quarter...............................$1.1406...................$ 0.5469

Second Quarter............................. $________.................$_______

        On June ___, 2001, the last reported bid and asked prices for the Common Stock were $_____ and $______ respectively.

        The number of record holders of the Common Stock on June ___, 2001 was approximately 1,500.

MANAGEMENT'S DISCUSSION AND ANALYSIS

        Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the financial statements and accompanying notes thereto and the other sections contained in the Prospectus. Special Note: Certain statements set forth below under this caption constitute "forward-looking statements" within the meaning of the Reform Act. See Risk Factors -
Forward-Looking Statements for additional factors relating to such statements.

        GENERAL.

        The Company was formed under the laws of the State of Nevada on November 29, 1983 under the name Venture Group, Inc. On February 11, 1986, the Company filed an amendment to the Articles of Incorporation changing the corporate name to Asdar Corporation. On December 11, 1987, another amendment to the Articles of Incorporation was filed changing the corporate name to Asdar Group. On February 18, 2001, Asdar Group (the "Company") filed a Certificate of Reinstatement with the Secretary of State of Nevada.

        The Company was originally incorporated to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Nevada. The Company, under former management. from its inception in 1983 to 1986, was engaged primarily in the acquisition of controlling equity positions in companies experiencing financial or operating difficulties. During 1985 and 1986, the Company sold its equity positions in these companies.

        The Company, under former management, in 1987, announced its Registration Distribution Program, which was designed to assist privately-owned companies in becoming publicly held. As a result of a regulatory review in 1988, certain changes were required to be made to the program which former management deemed to be impracticable and all efforts in this business were terminated in 1990.

        The Company was inactive and a shell corporation from 1991 to December 1995, when the Company began the process of identifying potential business interests, including, but not necessarily limited to, interests in the "Internet E-Commerce".

        Until March 2000, the Company had conducted no business operations other than the pursuit of a merger, or reverse acquisition with an active business operation interested in restructuring itself as a publicly-held company.

        INTERNET E-COMMERCE.

        On March 8, 2000, the Company signed a Technology Development Agreement ("Tech Agreement") with TekMaster Ltd., a British Columbia corporation ("TEK"), and with Xntrik Enterprises Ltd., a British Columbia corporation ("XEL") to fund development of a Scalable Server Platform ("Scalable Server").

        The Tech Agreement called for the Company to issue two million (2,000,000) shares of the Company's $.001 par value common stock with Rule 144 Restrictions, and to fund two hundred thousand ($200,000) dollars in Canadian Funds for ongoing development costs. The two million (2,000,000) shares were issued by the Company with Rule 144 Restrictions.

        The Tech Agreement called for XEL to design and develop certain software modules using their proprietary technology, for XEL to grant a license to the Company to install and use the software modules, and for TEK to develop a Scalable Server using the software modules. TEK was to also design an interface for an administrative toolkit to manage clients. The end product would be an Application Programming Interface (API) that would be used for developing server applications.

        The two hundred thousand ($200,000) dollars in Canadian Funds for ongoing development costs was to be funded over a six month period as follows:

Month 1 $25,000.00      Month 2 $35,000.00      Month 3 $30,000.00
Month 4 $40,000.00      Month 5 $30,000.00      Month 6 $40,000.00


        To date, US$106,585 (C$160,000) has been expended. As the project has been put on hold, the payment for Month 6 has not been made. All costs to date have been expensed as incurred as they do not meet the general criteria for capitalization.

        The Tech Agreement called for XEL to design and develop certain software modules, using their proprietary technology. The following schedule sets forth the work to be done by XEL and the progress on the work made by XEL.

            WORK TO BE DONE BY XEL                          RESULTS
1.  Research work consisting of designing an efficient
    session management of clients and applying  multi-
    threading techniques to increase performance.       Completed June 2, 2000

2.  Develop a comprehensive interface communication
    protocol for the purposes of operating in
    distributed environment.                            Completed July 7, 2000

3.  Implement the code for the server platform and
    design and implement a sample application
    just for testing purposes.                          Completed August 4, 2000

4.  Develop a thin client layer for communicating with
    server, mainly needed for testing purposes.         Completed Sept. 8, 2000

5.  Integrate the server platform with cutting-edge
    security technologies (e.g. Open SSL or RSA).       Completed Oct. 10, 2000

6.  Design and implement the interface with the
    database for logging and user account management
    purposes.  The design will be general and will be
    suited for final integration with Oracle DB
    systems.                                            To Be Completed


        The Tech Agreement also called for XEL to grant a license to the Company to install and use the software modules, and for TEK to develop a Scalable Server using the software modules. TEK was to also design an interface for an administrative toolkit to manage clients and remote administration was to be addressed. The end product would be an Application Programming Interface (API) that would be used for developing server applications. This work has not been completed to date.

        At the end of October 2000, this project was put on hold. There is no time frame nor a definite date for the Company to revive this project.

        LAK RANCH OIL PROJECT

        On September 20, 2000, the Company signed an "Asset Purchase and Sale Agreement" ("Asset Agreement") with 2Uonline.com, Inc. ("2U"), a Delaware corporation under common management, whereby the Company acquired all of 2U's 25% working interest in and to the oil and natural gas rights on a 6,360 acre Wyoming Property located in the Powder River Basin of eastern Wyoming (the "LAK Ranch") for five million (5,000,000) restricted shares of the Company's $0.001 par value common stock.

        On October 13, 2000, the "Assignment of Working Interest in Oil and Gas Lease" ("Assignment") was filed in the Offices of County Clerk for Weston County, Wyoming, whereby 2U's 25% working interest in the Wyoming Property was transferred and assigned to the Company and the Company issued to 2U five million (5,000,000) shares of the Company's $0.001 par value common stock with Rule 144 restrictions and a finders' fee of five hundred thousand (500,000) shares of the Company's $0.001 par value common stock with Rule 144 restrictions. The cost of the acquisition of the LAK Ranch Oil Project has been recorded at the historical cost of 2U's purchase price which totaled $1,595,000.

        Rising Phoenix Development Group ("Rising Phoenix"), a former Canadian Exchange listed Company, was the original 100% holder of the LAK Ranch Oil Project which is subject to a 19.25% royalty due to the original leaseholders. Derek Resources Corporation ("Derek"), a Canadian Venture Exchange listed company, contracted with Rising Phoenix to acquire a 75% working interest in the LAK Ranch property through various cash payments and a commitment to a US $3.5 million SAGD pilot plant development program designed to test the feasibility of potential future oil recovery on the property using SAGD technology. Derek's commitment to develop the property was expressly set out in the Option Agreement to a pilot plant description and budget originally commissioned by Rising Phoenix and outlined in four 1997 reports by Dr. John Donnelly. Dr. Donnelly is still involved with the project through Derek Resources.

        HISTORY.

        Previous exploration activities at the LAK Ranch have been headed up by Texaco, Conoco, Parent Oil, Mapco and Surtek (previously Exoil Services). Surtek conducted field mapping studies and the drilling and coring of numerous wells. On 1984, based upon their work and previous drill hole data, Surtek estimated that the LAK Ranch contained a resource of 100+ million barrels of napthenic oil.

        In 1998 Paul Trost, BSc/PhD, of MTARRI, Inc., under contract to conduct a four well drilling and coring program at the LAK Ranch, upheld the Surtek estimate of a 100+ million barrel oil resource based upon the resulting logs/cores and a review of the Surtek data and conclusions.

        Two independent consulting engineers reviewed the LAK Ranch project in 1998, evaluating the technical and economic feasibilities of recovering the napthenic oil by utilizing Steam Assisted Gravity Drainage (SAGD) techniques. SAGD technology has been extensively developed and tested in Canada, and proven to be economic for recovery of heavy oils in other fields. Ken Kisman, PEng/PhD, and Mr. Ken Heer, PEng, reviewed the SAGD economic assumptions and conclusions of John Donnelly, PEng/PhD and were in agreement with the conclusions put forth by Donnelly. Donnelly and Trost both believe that SAGD technology, in conjunction with Gas Assisted Gravity Drainage (GAGD) technology proposed by Kisman, will recover approximately 50% of the oil resource at LAK Ranch.

        The Company's joint venture partner, Derek Resources Ltd. ("Derek") is utilizing current technologies available such as Steam Assisted Gravity Drainage (SAGD) and Gas Assisted Gravity Drainage (GAGD) to capitalize on properties previously deemed non-feasible. This is further detailed in The LAK Ranch Property and Oil Reserves.

        LEGAL PROCEEDINGS

        The LAK Ranch Oil Project consists of a steam assisted gravity drainage ("SAGD") production well and surface facilities which has been developed, and constructed solely by Derek Resources Corporation ("Derek").

        Derek has asserted and maintained exclusive control of the project and project management. Derek states that some production has been achieved from the project during its initial operation. According to Derek, ongoing monthly operation expenses materially exceed the value of any monthly production for the period January 1, 2001 through early May 2001. The Company has not yet been able to independently verify Derek's reports concerning operation, production or costs of operation for the project.

        The parties relationship in the LAK Ranch Oil Project stems from a September 24, 1997 option agreement. The option agreement provided that Derek could exercise an option and seek to vest a 75% working interest in the project by exploring, developing and operating a SAGD well pair and surface facility according to the terms of the option agreement (including the express terms of four 1997 reports describing and budgeting the project as those reports were expressly referenced and incorporated in the agreement). The terms of the option agreement specifically state that Derek would fund the first six months of operation of the project out of Derek's required initial capital outlay. The option agreement (including four 1997 engineering reports) set a $3.5 million US amount that Derek should spend to explore, develop and construct the project by December 31, 2000. The company contends that Derek was, and is, obligated to explore, develop, construct and operate this property (for the first six months of operation) pursuant to the terms of the option agreement.

        According to Derek, as of March 31, 2001 the project was substantially complete and operating. However, Derek claims to have incurred substantial cost overruns of approximately $3,400,000 on this project. To the extent the Company has been able to ascertain, these costs do not appear to have been incurred consistent with the requirement of the option agreement. The Company was not advised and did not agree to incurrence of these cost overruns by Derek.

Derek is asserting a contractual right to collect 25% of its cost overrun from the Company. The Company disputes this claim by Derek and asserts that Derek's failures to develop the project consistent with the requirements of the option agreement preclude vesting of a 75% interest by Derek. The Company has made additional damages claims against Derek and Derek has filed damage counterclaims against the Company. All of Derek's claims in this regard are disputed. Both parties to the litigation have asserted punitive damages claims against each other and all such claims are disputed by both parties.

On April 13, 2001, Derek purported to complete a Wyoming foreclosure of Asdar's rights and interest in the LAK Ranch Oil Project. The Company disputes Derek's legal rights to assert or foreclose any lien against its interests in the project. The Company also asserts multiple material defects in Derek's purported foreclosure activities. On April 13, 2001, Derek bid alleged indebtedness from the Company in the amount of $852,571.11 at the purported foreclosure sale and received a Weston County, Wyoming Sheriff's Certificate. The entire matter remains subject to ongoing legal proceedings in Wyoming; the outcome of those proceedings is uncertain.

On May 4, 2001, Derek filed a motion in the District Court of the Sixth Judicial District, Wyoming requesting entry of partial summary judgment against the Company. Specifically, Derek's motion asserts that the Court should summarily rule that Derek has actually vested a 75% interest in the LAK property and project without allowing the parties an opportunity in a trial to present disputed evidence on the issue. The Company has filed pleadings opposing this motion and may file a countermotion concerning summary enforcement of the option agreement language.

On May 11, 2001, Derek filed a motion seeking to somehow place the 25% interest in the LAK Ranch Oil Project it purports to have already foreclosed against the Company into a receivership. The Company has filed pleadings opposing this motion.

Should the Company be unsuccessful in asserting its claims and defending its contractual rights in the Wyoming litigation it could be required to pay between approximately $850,000 and $900,000 to Derek. Should the Company be unsuccessful in asserting its claims to invalidate or set aside Derek's purported foreclosure, it could forfeit or lose its interest in the LAK Ranch Oil Project.

The Company continues to pursue all legal remedies available to protect its interest in the LAK Ranch Oil Project. Accordingly, the loss, if any, resulting from this litigation is presently not determinable. The Company has not included any amount due to Derek in accounts payable at March 31, 2001.

        THE LAK RANCH PROPERTY AND OIL RESERVES

        The LAK Ranch contains an oil-saturated formation of low sulphur naptha based oil. It is believed that this oil can be recovered economically given the new technology that is now available. This process involves the use of SAGD (Steam Assisted Gravity Drainage) technology, which has been successful at Cold Lake, Wolf Lake and Athabasca (Suncor, Syncrude). The SAGD wells in the Athabasca oil sands are producing at higher rates than 99% of the oil wells in Alberta. The SAGD process involves drilling parallel horizontal wells near the base of the reservoir with a steam generator attached to the top well to provide heat to the formation. The lower well then collects and pumps the oil to the surface.

        The LAK Ranch Oil Project is located in the Powder River Basin of Eastern Wyoming, three miles southeast of the town of Newcastle. The prolific oil producing Newcastle Sand formation underlies this property. The property's northern boundary is formed by highway 16 and its eastern border follows the line of the western escarpment of the Black Hills. The Newcastle Sands formation consists of two oil saturated layers separated by a thin layer of shale and a steeply dipping (25 to 45 degrees) outcropping to the northeast of the property, reaching a depth of 2,500 feet plus on the southwestern edge.

PAST ACTIVITIES. During the past 20 years numerous companies, have recognized that significant quantities of oil are in place on the LAK Ranch. These companies have tested and evaluated different recovery methods for the LAK project. Conoco did a modified pilot steam simulation (huff and puff) recovery project demonstrating oil recovery can be achieved; Surtek, and its partners, conducted extensive laboratory and field pilot testing, employing chemical methods; and Parent Engineering conducted a solvent recovery project. Although all of these techniques were moderately successful, and did demonstrate oil recovery is feasible, the economics were marginal. However, employing the SAGD steam recovery process using horizontal wells and building on the $2+ million of previous work, Asdar is confident that both a technical and economically successful project is achievable at the LAK project. During the 1970's and 1980's, Texaco, Conoco and Surtek extensively explored the LAK Ranch project. In total, 26 holes have been drilled on the property. The data resulting from all of this work has defined the reserves on the LAK Ranch property to be in excess of 100 million barrels and possible reserves of up to 150 million barrels. An assessment of the past results has led third party engineers to conclude that the LAK Ranch Oil Project presents one of those rare opportunities where a proven resource can be profitably exploited as a result of the newly developed technology.

ESTIMATED PROVEN RESERVES. An independent engineering firm (Surtek) has previously estimated the oil in place on the LAK Ranch to exceed 100 million barrels. Assuming a 70% recovery factor (due to the SAGD technology and steep dip) the target production potential for the project is 70 million barrels of oil.

OIL DESCRIPTION. This napthenic-based 190 gravity crude has 5 very important features. First, being napthenic, the oil does not paraffin up tubulars and flow lines, as opposed to other heavy oil. Second, being napthenic and at this shallow depth, the oil is very alkaline sensitive which could significantly aid in the recovery of higher volumes of oil. Third, oil has high viscosity but the viscosity temperature curve is extremely favorable for steam and/or any hot water recovery method. Fourth, the napthenic oil demands a price slightly higher than the West Texas Intermediate benchmark for sales in Texas and a price of the Wyoming Sweet Crude rate plus a $1 bonus (with no transportation deduction) for sales in Wyoming.

  This gives the LAK Ranch Oil a significant economic advantage as compared to Athabasca and/or Kern River oil economics. Fifth, sulfur content is very low.

ENVIRONMENTAL FACTORS. The state of Wyoming actively encouraged oil production. The area is not near, or adjacent to, any national parks, wilderness areas or national monuments. Vegetation is sparse consisting of grasses and shrubs and the project area is on a cattle ranch. Water is available either through a purchase option or by development of existing groundwater sources (Madision Formation). Water disposal will be back into the down-dip portion of the LAK oil reservoir. Therefore no adverse environmental factors are present which would prohibit the exploration of this resource.

GENERAL GEOLOGIC DESCRIPTION. On the LAK oil lease the target reservoir is the Newcastle sandstone. This sandstone is a prolific oil producer, both 7 miles west of the LAK lease and, indeed, throughout all the Powder River Basin. On the LAK lease the Newcastle sand has produced only limited oil due to its high viscosity (3300 centipoise) at reservoir temperature (480F); thus the production rate is limited to a few barrels per day since the oil has consistency of very cool honey and without the application of heat the oil resists flowing to the well.

        The LAK project is located in a synclinal feature of the northeast flank of the Powder River Basin. Beds typically dip south and west at 24-45 degrees. The Newcastle sand outcrops on the north and eastern portions of the lease and is at an estimated depth of 2500+ feet in the Southwestern portion of the lease. (This steep dip is extremely beneficial to high recoveries and favorable overall economics using SAGD steam recovery method).

        Stratigraphically the 45+ feet thick Newcastle sand is composed of an upper marine sandstone (16 feet thick) with an 6-20 ft. thick shale separating the marine sandstone from 20-50+ feet thick alluvial sandstone. Both sands have, generally, 22% porosity, 60-65% oil saturation and 600 950 md permeability containing the 190 gravity, napthenic-based oil. Due to the depositional nature of the alluvial sand, certain areas of the reservoir are more highly oil saturated than other areas.

Steam Assisted Gravity Drainage (SAGD). The steam assisted gravity drainage approach to the thermal recovery of heavy oil depends on long horizontal wells placed at the base of the reservoir. Steam is introduced into the base of the reservoir. Because of the low density of gaseous steam it rises in the reservoir and heats the formation. The heated oil and water (both condensed steam and heated formation water) in the formation drain down to the horizontal well from which they are produced to surface.

        The steam is injected into the reservoir from either another horizontal well or alternatively a series of vertical wells. As the oil and water is withdrawn from the reservoir, the steam chamber expands both upwards and sideways. The upward growth proceeds in a random but rapid manner until the top of the reservoir limits it. In contrast, the steam chamber expands sideways and downwards in a very stable manner.

        At a later stage in the process, when the chamber has reached the top of the reservoir, the rate of oil production is controlled by the lateral expansion of the steam chamber. If the oil and water are removed too quickly from the horizontal production well, then the steam chamber will be drawn down into the well and bypassing will occur. Essentially, the only drive mechanism to move the oil to the well is gravity. The process is ineffective with vertical producing wells because of the relatively low flows that can be achieved under these conditions. However, with long horizontal wells, economic production rates can be achieved.

        The SAGD process has not been used in commercial operation. However, the success of the process has been demonstrated at a pre-commercial pilot in the Athabasca oil sands near the large mining projects operated by Syncrude and Suncor. Variations of the process also have been tested by Esso at Cold Lake, Amoco at Wolf Lake and Primrose, Shell at Peace River and Sceptre at Tangleflags. There are also several new pilots in various stages of construction and start up.

        HARVESTER PROJECT

        On February 26, 2001, the Company signed a working interest agreement with International Brooks Petroleum Ltd. ("IBP") whereby the Company acquired a 50% working interest in 1,120 acres located in the San Joaquin Basin, Kings County, California. Asdar acquired this interest for a total payment to IBP of $300,000 to be spent on a re-entry program. When the initial $300,000 has been spent, further costs will be split evenly between the Company and IBP. Work on this project has not yet begun but is expected to begin in June, 2001.

        The Harvester Property lies in the center of the southern San Joaquin Basin in California which extends 280 miles from Merced in the north to Bakersfield in the south. In 1982, a gas well was drilled by Terra Resources Incorporation, to a depth of more than 15,000 feet. The Company will conduct a re-entry program on this gas well.

        No testing has been done above 14,650 feet despite the intersection of five potential hydrocarbon-bearing zones. In July, 2000, an independent review and evaluation was conducted by Robert M. Scoggins P.E. Mr. Scoggins recommended re-entry into the Harvester well for the purpose of testing zones where gas kicks and fluorescence were recorded. If these were found to contain hydrocarbons, Mr. Scoggins recommended completing the zone for production. Estimated recoveries from this well are 25% to 30% of approximately 6,000,000 barrels of oil and 60% of approximately 90 billion cubic feet of natural gas.

        The cost of this well was over $3,000,000. This well is cased in steel to the depth of 15,000 feet and, thus, has maintained hole integrity. As a consequence, the current drilling costs will be greatly reduced.


        RESULTS OF OPERATIONS.

        The Company has not yet realized any revenue from operations, nor does it expect to in the foreseeable future. Loss from operations decreased from US$45,655 in 1998, to US$26,218 in 1999, and increased to US$1,223,108 at
December 31, 2000. The cash and equivalents shown in the accompanying financial statements constitute the Company's present internal sources of liquidity. Because neither the Company nor its subsidiaries are generating any significant royalty revenues, the Company's only external source of liquidity is the sale of its capital stock.

        From inception to December 31, 2000, the Company experienced a net loss of US$8,575,779 primarily as a result of general and administrative expenses.

        In order to address the going concern problem discussed in the Company's financial statements, the Company will require additional cash. The Company will also require additional cash for (i) payment of increased operating expenses and (ii) further implementation of its business strategies. No assurance can be given, however, that the Company will have access to the capital markets in the future, or that financing will be available on acceptable terms to satisfy the cash requirements of the Company to implement its business strategies. The inability of the Company to access the capital markets or obtain acceptable financing could have a material adverse effect on the results of operations and financial conditions of the Company and could severely threaten the Company's ability to operate as a going concern.

        The Company's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary as a result of a number of factors.

        The Company anticipates that it will need to raise additional capital within the next 12 months in order to continue as a going concern. Such additional capital may be raised through additional public or private financings, as well as borrowings and other resources. To the extent that additional capital is raised through the sale of equity or equity-related securities, the issuance of such securities could result in dilution of the equity in the Company of the Company's stockholders. There can be no assurance that additional funding will be available on favorable terms, if at all. If adequate funds are not available within the next 12 months, the Company may be required to curtail its operations significantly or to obtain funds through entering into arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its assets that the Company would not otherwise relinquish.

        The Company does not anticipate any material expenditures within the next 12 months that will affect its liquidity. However, the Company does expect to pay additional sums for legal costs and other expenses in connection with the Derek Resources Corporation litigation. The Company does not anticipate any significant research and development within the next 12 months, nor does the Company anticipate that it will lease or purchase any significant equipment within the next 12 months. The Company does not anticipate a significant change in the number of its employees within the next 12 months. The Company is not aware of any material commitment or condition that may affect its liquidity within the next 12 months.

                                MANAGEMENT
                     Executive Officers and Directors

        The following table sets forth certain information with respect to the Company's directors and executive officers.

        NAME                    AGE     POSITION

        Robert Waters           51      President and Director
        Ferdinand Marehard      73      Secretary, Treasurer and Director
        Robert Klein            53      Director

        Robert Waters MBA (Director & President):   Mr. Waters has been
involved in the investment banking and brokerage industry for over 15 years. In that capacity, he has been directly involved with the financing and development of oil and gas projects and understands the fundamentals of running a successful producing petroleum company. He also has an association with George S. May International, one of the largest management consultants in the world.

        Mr. Marehard was the president of West-Mar Resources Ltd. ("West-Mar") from 1984 through 1994, during which time he managed West-Mar's participation in various foreign and domestic gas and oil leases. In 1985, Mr. Marehard managed West Mar's participation in the development of six gas wells in Indiana, and also participated in negotiations for the acquisition of a 1,200,000 acre oil concession in Liberia, West Africa. In 1986 he acquired, on behalf of West-Mar, a 5% working interest on 40,000 acres in Adams County, Indiana. From 1990 through 1994 he participated in drilling and developing a horizontal well and in waterflood oil production in Texas. He also acquired on behalf of West-Mar, 17,000 acres of gas and oil leases in the State of Washington. From 1975 through 1981 Mr. Marehard was the president of Hesce Resources Corp. Ltd., from 1982 through 1984 he was the president of Demus Petro Corporation; and from 1979 through 1984 he was the president of Mar-Gold Resources, Ltd. These entities participated in the oil and gas industry and the mining industry.

        Robert Klein (Director) Mr. Klein has served on the Boards of numerous oil and gas companies both in the public and private sector. His experience includes directorships in three Canadian brokerage firms. During this time, he held both management roles and institutional trading duties.

        The directors of the Company are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Officers of the Company are elected by the Board of Directors and hold office until their successors are elected and qualified.


EXECUTIVE COMPENSATION

        Effective September 25, 2000, Robert Waters became President and a Director of the Company. His salary is $120,000 per year. There is no written employment agreement with Mr. Waters; all compensation agreements are oral.

        Effective March 30, 2001, Ferdinand Marehard became Secretary-Treasurer and a Director of the Company. He receives no salary. There is no written employment agreement with Mr. Marehard; all compensation agreements are oral.

        The following table sets forth the annual cash compensation paid to Robert Waters, as Director and President of the Company, to Ferdinand Marehard as Director and Secretary-Treasurer of the Company and to Robert Klein, a Director.

        NAME AND POSITION                               SALARY

        Robert Waters
        President and Director                          $120,000

        Ferdinand Marehard
        Secretary-Treasurer and Director                No Salary

        Robert Klein, Director                          $ 48,000


        In 2000, Mr. Steve Nemergut accrued a salary of $10,000 per month until his resignation on September 25, 2000. As of September 2000, Mr. Robert Waters accrued a salary of $10,000 per month. As of March 2000, Mr. Jack Sha accrued a salary of $4,000 per month until his resignation in May, 2000. As of April, 2000, Mr. Larry Sostad accrued a salary of $2,000 per month until his resignation on October 30, 2000. As of September 2000, Mr. Robert Klein accrued a salary of $2,000 per month until November 2000 and $4,000 per month thereafter.

During the year ended December 31, 2000, the Company issued 500,000 common shares to a former director and a significant shareholder as a finder's fee on the LAK Ranch Oil Project, and 1,271,068 common shares to directors, a former director and a significant shareholder in payment of cash advances, salaries and expenses incurred on behalf of the Company totaling $640,900.

During the year ended December 31, 2000 the Company incurred management fees of $132,993 to directors and officers of the Company. At December 31, 2000 $60,000 was owing to these parties.

During the year ended December 31, 2000 the Company received cash advances of $272,300 from certain directors and a significant shareholder. At December 31, 2000 $15,000 was owing to these parties.

At December 31, 2000 an amount of $13,267 was owing from two companies with a director in common.

    EMPLOYMENT AGREEMENTS.
    The Company has no employment agreements.

    STOCK OPTION PLAN.
    There is no stock option plan and there are no outstanding stock options.

LIMITATIONS ON DIRECTORS AND OFFICERS LIABILITY

        The Articles of Incorporation of the Company provide that a Director or Officer of the Company shall not be liable to the Company or its shareholders for damages for breach of fiduciary duty as a Director or Officer except where such breach involved intentional misconduct, fraud or a knowing violation of the law and where such intentional misconduct, fraud or knowing violation of the law was material to the breach of fiduciary duty by the Director or Officer.

PRINCIPAL SHAREHOLDERS

        The following table sets forth, as of the date hereof, the ownership of the Company's Common Stock by (i) each director and executive officer of the Company, (ii) all executive officers and directors of the Company as a group and (iii) all persons known by the Company to beneficially own more than 5% of the Company's Common Stock.

                                Percent of Class
Name and Address              Amount and Nature of     Before       After
  of Shareholder              Beneficial Ownership    Offering     Offering

Robert Waters                      107,273              0.88%       0.73%
945 Marine Drive, Ste. 911
West Vancouver, BC V7T 1A8

Robert Klein                        36,364              0.29%       0.25%
4540 Woodgreen Place
West Vancouver, BC V7S  2S6

All directors and officers
as a group                         143,907              1.18%       0.98%
(2 people)

May Joan Liu                       575,000              4.70%       3.9%
1066 Groveland Road
West Vancouver, BC V7S 1Z4

Tek Masters Ltd.                   900,000               7.4%       6.12%
1288 Alberni Street, Ste. 806
Vancouver, BC V6E  4N5

2U Online.com, Inc.              5,000,000              40.9%      34.0%
1288 Alberni Street, Ste. 806
Vancouver, BC V6E  4N5



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On January 14, 2000, 105,000 shares of the Company's $0.001 par value common stock were issued to Stephen Nemergut, the Chairman and President of the Company for accrued debt and director's fees. Also, 5,000 shares of the Company's $0.001 par value common stock were issued to George Coleman, Director and Secretary of the Company for director's fees. These shares were issued pursuant to exemptions from registration of Section 4 (2) of the Securities Act of 1933.

        On March 8, 2000, pursuant to the Tech Agreement signed between the Company, Tek Masters Ltd., and Xntrik Enterprises Ltd., the Company issued two million (2,000,000) shares of the Company's $.001 par value common stock with Rule 144 Restrictions to Tek Masters Ltd. These shares were valued at $600,000 ($0.30 per share).

        On September 12, 2000, a total of 730,000 shares of the Company's $0.001 par value common stock were issued for an accrued debt of $306,000. The accrued debt was comprised of $122,000 in salaries and $184,600 in loans and/or payments made on behalf of the Company by the Company's Directors.

        On October 13, 2000, the "Assignment of Working Interest in Oil and Gas Lease" was filed in the Offices of County Clerk for Weston County, Wyoming, whereby 2U's 25% working interest in the Wyoming Property was transferred and assigned to the Company and the Company issued to 2U five million five hundred thousand (5,500,000) shares of the Company's $0.001 par value common stock with Rule 144 restrictions. The 5,500,000 shares issued to 2U included 500,000 shares issued as a finders fee. These shares were valued at $1,595,000 ($0.29 per share).

        The 5,000,000 shares issued to 2U Online.com, Inc. pursuant to the "Asset Purchase Agreement" signed on September 20, 2000, has resulted in "Changes in Control" as that term is defined by the provisions of Item 403 of Regulation S-B. the 5,000,000 shares is equal to 44.796% interest of the Company's issued and outstanding $0.001 par value common stock and is reflected in the share capital, equity section, of the attached financial statements.

        On November 6, 2000, a total of 474,402 shares of the Company's $0.001 par value common stock were issued for an accrued debt of $355,802. The accrued debt was comprised of $46,000 in salaries and $309,802 in loans and/or payments made on behalf of the Company by the Company's Directors.

        On January 31, 2001, investors purchased 1,000,000 units of the Company's securities for $700,000 (US). Each unit consists of one common share, and one warrant for the purchase of an additional share at a price of US$0.75 for two years.

        On March 21, 2001, a total of 431,724 shares of the Company's $0.001 par value common stock were issued for an accrued debt of $237,200. The accrued debt was comprised of $100,000 in salaries, $49,000 in loans and/or payments made on behalf of the Company by a Director of the Company and $88,200 for consulting fees.


DESCRIPTION OF SECURITIES

        COMMON STOCK.

        The Company is authorized to issue up to 50,000,000 shares of Common Stock, $.001 par value. There are 12,211,707 shares presently outstanding. All shares of Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by shareholders. There are approximately 1,500 holders of record of the Company's Common Stock. The shares of Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Cumulative voting in election of directors is not allowed, which means that the holders of a majority of the outstanding shares represented at any meeting at which a quorum is present will be able to elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors. On liquidation of the Company, each common shareholder is entitled to receive a pro rata share of the Company's assets available for distribution to common shareholders.

SERIES A AND SERIES B REDEEMABLE COMMON STOCK PURCHASE WARRANTS

        Each Series A Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $.60, subject to adjustment for
anti-dilutive events, at any time prior to         , 2003 (eighteen months
from the date of issuance) unless earlier redeemed by the Company as described below.

        Each Series B Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price equal to the closing bid price of the Company's Common Stock on the effective date of this Registration Statement, subject to adjustment for anti-dilutive events, at any time prior
to            , 2003 (eighteen months from the date of issuance) unless
earlier redeemed by the Company as described below.

        Both Series A and Series B Warrants (the "Warrants") are subject to
redemption by the Company at $     per Warrant, at any time commencing
________ (__ months from the date of this Prospectus), on 30 days' prior written notice to the holders of Warrants, provided that the daily trading price per share of Common Stock has been at least $ ________(___% of the closing bid price for the Company's Common Stock on the effective date of this Registration Statement) for a period of at least ten consecutive trading days ending within ten days prior to the date upon which the notice of redemption is given. For purposes of determining the daily trading price of the Company's Common Stock, if the Common Stock is listed on a national securities exchange, is admitted to unlisted trading privileges on a national securities exchange, or is listed for trading on a trading system of the NASD such as the NASDAQ Small Cap Market or the NASDAQ/NMS, then the last reported sale price of the Common Stock on such exchange or system each day shall be used or if the Common Stock is not so listed on such exchange or system or admitted to unlisted trading privileges then the average of the last reported high bid prices reported by the National Quotation Bureau, Inc. each day shall be used to determine such daily trading price. The Warrants will be exercisable until the close of the business day preceding the date fixed for redemption, if any.

        The Warrants will be issued in registered form pursuant to the terms
of a Warrant Agreement dated as of         , 2001 (the "Warrant Agreement")
between the Company and Manhattan Transfer Registrar Co., as Warrant Agent. Reference is made to said Warrant Agreement (which has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part) for a complete description of the terms and conditions thereof. The description herein is qualified in its entirety by reference to the Warrant Agreement.

The exercise prices and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, stock split, recapitalization, reorganization, merger or consolidation of the Company.

        The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by cashier's or certified check payable to the Company) to the Warrant Agent for the number of warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Common Stock.

        So long as the Warrants are outstanding, the Company will undertake to file all post-effective amendments to the registration statement required to be filed under the Securities Act, and to take appropriate action under Federal and State securities laws to permit the issuance and resale of Common Stock issuable upon exercise of the Warrants. The company will use its best efforts to register or qualify the shares issuable upon conversation of the Warrants in all of the jurisdictions in which the securities offered hereby are registered or qualified. However, the Company may determine not to register or qualify the shares underlying the Warrants in certain other jurisdictions where the time and expense involved would not justify such registration and qualification. There can be no assurance that the Company will be in a position to effect such action under the Federal and applicable state securities laws, and the failure of the Company to effect such action may cause the exercise of the Warrants and the resale or other disposition of the Company Stock issued upon such exercise to become unlawful. The Company may amend the terms of the Warrants, but only by extending the termination date or lowering the exercise price. The Company has no present intention of amending such terms.

WARRANT AGENT

        The Company has designated Manhattan Transfer Register Co. as its Warrant Agent.

DIVIDEND POLICY

        Dividends are payable on Common Stock when, as, and if declared by the Board of Directors out of funds legally available to pay dividends, subject to any preferences which may be given to holders of preferred stock. The Company has paid no cash dividends to date and it does not anticipate payment of cash dividends in the foreseeable future.


        THE UNITS.

        Each Series A Unit consists of one Common Share, par value $.001 and one Common Stock Purchase Warrant. Each Common Stock Purchase Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $.60 at any time within 18 months from the effective date of this offering. The Series A Common Stock Purchase Warrants are subject to redemption under certain circumstances. See "Series A and Series B Warrants" in "Description of Securities".

        Each Series B Unit consists of one Common Share, par value $.001 and one Common Stock Purchase Warrant. Each Common Stock Purchase Warrant entitles the holder to purchase one share of Common Stock at an exercise price equal to the bid price of the Common Stock on the effective date of this offering at any time within 18 months from the effective date of this offering. The Series B Common Stock Purchase Warrants are subject to redemption under certain circumstances. See "Series A and Series B Warrants" in "Description of Securities".

LEGAL MATTERS

        Legal matters in connection with the securities being offered herein have been passed on for the Company by The Law Offices of James E. Pratt, Garden City, New York.

EXPERTS

        The financial statements of the Company as of December 31, 2000 have been audited by Labonte & Co. Chartered Accountants, independent public accountants, as set forth in their report appearing elsewhere herein, and are, included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

        The Company has filed with the Washington, D.C. office of the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act, with respect to the Securities offered by this Prospectus. This Prospectus, which is part of the Registration Statement, omits certain information contained in the Registration Statement and the exhibits thereto, as permitted by the Rules and Regulations of the Commissions. For further information, reference is made to the Registration Statement and to the exhibits filed therewith, which may be examined without charge at the Washington, D.C. office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 at 500 Madison (Suite 1400), Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Public Reference Section of the Commission upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance such statement is qualified by reference to each such contract or document.

SERIES A UNITS

ASDAR GROUP
a Nevada Corporation


SUBSCRIPTION DOCUMENTS FOR SERIES A UNITS

The attached Subscription Documents for Series A Units must be completed and delivered to ASDAR Group, a Nevada corporation ("Company") as follows:

MAIL TO:  ASDAR GROUP
1239 West Georgia Street, Suite 3004, Vancouver, British Columbia V6E 4R8

Subscriptions must be paid (at a price of $0.50 per Unit) by a personal check or by a cashier's check or by a bank wire transfer. For payment,. refer to Payment Instructions on page 3.

SECTION A - HOW TO SUBSCRIBE

To subscribe for Units be issued by the Company which are comprised of (I) one share of the Company's $.001 par value common stock and (ii) a warrant which will enable you to acquire from the Company one share of the Company's $.001 par value common stock at a purchase price of $.60 per share ("Units") at a purchase price of $.50 per Unit, you must complete the enclosed series A Subscription Agreement.

Directions for the Series A Subscription Agreement are as follows:

1.      Minimum Investment ______________       Units ______________

2. Be sure to provide your correct name, address and Social Security number or tax identification number as this information will appear on the official records of the company.

3. Sign and be sure that you have checked and initialed the appropriate type of ownership.

4. Signature and Supporting Material Requirements - the following requirements have been established for the various capacities in which Units may be purchased and held other than by you as an individual:

JOINT TENANTS WITH RIGHT OF SURVIVORSHIP: The signatures of both joint tenants are required.

COMMUNITY PROPERTY: The signatures of both husband and wife are required, unless a separate document signed by both parties and designating either party as agent of the other party for purposes of signing accompanies the Subscription Agreement.

TENANTS IN COMMON: The signatures of all parties are required.

TENANTS BY THE ENTIRETY: The signatures of all parties are required.

PARTNERSHIP: The Subscription Agreement must be accompanied by a copy of the signed partnership agreement.

TRUST: The Subscription Agreement must be accompanied by as copy of the signed trust agreement.

CORPORATION: The Subscription Agreement must be accompanied by a certified copy of the resolution of the Board of Directors of the subscribing corporation designating the officer(s) of that corporation authorized to sign on behalf of that corporation and of the resolution of that Board of Directors authorizing the purchase of Units.

5.      Furnish the following:

        (a)     Completed Subscription Agreement
        (b)     Supporting material if required (see Item 4 above)
        (c) A personal check or cashier's check or bank wire transfer in the amount of your subscription (Refer to Payment Instructions on page 3).

SECTION B - SUBSCRIPTION AGREEMENT FOR SERIES A UNITS

The undersigned hereby subscribes to _____________ Series A Units, each Unit consisting of (1) share of the Company's $0.001 par value common stock and
(ii) a warrant for the purchase of one share of the Company's $0.001 par value common stock at a purchase price of $0.60 per share.

The undersigned confirms receipt of a Prospectus dated ___________ 2001 and has had an opportunity to and has read the Prospectus and has had the opportunity to receive clarification from representatives of the Company concerning the contents of the Prospects. The undersigned further acknowledges that no representations, written or oral, other than those contained in the Prospectus have been made in connection with the offering of the Units and this Subscription Agreement.

THE UNDERSIGNED IS AWARE THAT:

1) The Company has the right to accept or reject this subscription in whole or in part. This subscription shall be deemed to be accepted by the Company only when this Subscription Agreement is signed by the Company. Subscriptions need not be accepted by the Company in the order in which subscriptions are received.

2) The Company will hold all funds receipted in a separate account until five (5) days after it has received and accepted subscriptions for not less than 1,000,000 units in the aggregate.

3) Subscriptions for Units are irrevocable and shall survive the subscriber's death or disability. Payment in full of the purchase price of the Units is due and must be made upon subscription.

HOW TO SUBSCRIBE:

You are subscribing to purchase a total of __________ Units at $.50 per Unit ($_______________) by check and initial applicable line).

                $ ____________ (___________Units) paid by cashier's check

                $_____________(___________Units) paid by personal check; or

                & ___________________(Units) paid by wiring funds.

MAKE CHECK PAYABLE TO "ASDAR GROUP"

MAIL TO:        ASDAR GROUP
                1239 West Georgia Street, Suite 3004
                Vancouver, British Columbia V6E 4R8.

WIRE TRANSFER INSTRUCTIONS

Intermediary Bank                       Harris Bank International
                                        New York
        ABA                             026007760
        SWIFT                           HATRU533

Beneficiary Bank:                       Bank of Montreal
                                        First Bank Tower
                                        595 Burrard Street
                                        Vancouver, BC V7X 11.7

Beneficiary Name:                       ASDAR Group
Beneficiary Acc No.                     4687-341

For details, See How to Subscribe (immediately preceding this Subscription Agreement).

Print name(s) in which Units are to be registered.

NAME _____________________________________

SOCIAL SECURITY OR TAX ID NO. _____________


ADDRESS ___________________________________
_____________________________________________

Title to your purchased Units is to be held as follows (check and initial one)

a.      ________        Husband & Wife, as community property
b.      ________        Joint Tenants
c.      ________        Tenants in Common
d.      ________        Individual
e.      ________        Corporation
f.      ________        Partnership
g.      ________        Trust
h.      ________        Other

Please Describe: _____________________________________________

NOTE: BY SIGNING THIS SUBSCRIPTION AGREEMENT AND UPON ACCEPTANCE THEREOF, YOU ARE ENTERING INTO AN AGREEMENT AND AGREEING TO INVEST MONEY WITH THE COMPANY.

This Subscription Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

DATED: ___________, 2001, at ________________________________

(1) ____________________________ (2) _________________________

NOTE: If Units are to be registered in more than one name, all subscribers must sign.

ACCEPTANCE OF SUBSCRIPTION

Agreed to and accepted:

By:     /s/ ASDAR GROUP
        a Nevada Corporation

By:     _/s/___________________            _______________________
        President


By:     _/s/___________________            _______________________
        Secretary



SERIES B UNITS

ASDAR GROUP
a Nevada Corporation


SUBSCRIPTION DOCUMENTS FOR SERIES B UNITS

The attached Subscription Documents for Series B Units must be completed and delivered to ASDAR GROUP, a Nevada corporation ("Company") as follows:

MAIL TO:  ASDAR GROUP
1239 West Georgia Street, Suite 3004, Vancouver, British Columbia V6E 4R8

Subscriptions must be paid (at a price of $       per Unit) by a personal
check or by a cashier's check or by a bank wire transfer. For payment,. refer to Payment Instructions on page 3.

SECTION A - HOW TO SUBSCRIBE

To subscribe for Units to be issued by the Company which are comprised of (I) one share of the Company's $.001 par value common stock and (ii) a warrant which will enable you to acquire from the Company one share of the Company's
$.001 par value common stock at a purchase price of $        per share
("Units") at a purchase price of $           per Unit, you must complete the
enclosed series B Subscription Agreement.

Directions for the Series B Subscription Agreement are as follows:

1.      Minimum Investment ______________       Units ______________

2. Be sure to provide your correct name, address and Social Security number or tax identification number as this information will appear on the official records of the company.

3. Sign and be sure that you have checked and initialed the appropriate type of ownership.

4. Signature and Supporting Material Requirements - the following requirements have been established for the various capacities in which Units may be purchased and held other than by you as an individual:

JOINT TENANTS WITH RIGHT OF SURVIVORSHIP: The signatures of both joint tenants are required.

COMMUNITY PROPERTY: The signatures of both husband and wife are required, unless a separate document signed by both parties and designating either party as agent of the other party for purposes of signing accompanies the Subscription Agreement.

TENANTS IN COMMON: The signatures of all parties are required.

TENANTS BY THE ENTIRETY: The signatures of all parties are required.

PARTNERSHIP: The Subscription Agreement must be accompanied by a copy of the signed partnership agreement.

TRUST: The Subscription Agreement must be accompanied by as copy of the signed trust agreement.

CORPORATION: The Subscription Agreement must be accompanied by a certified copy of the resolution of the Board of Directors of the subscribing corporation designating the officer(s) of that corporation authorized to sign on behalf of that corporation and of the resolution of that Board of Directors authorizing the purchase of Units.

5.      Furnish the following:
        (a)     Completed Subscription Agreement
        (b)     Supporting material if required (see Item 4 above)
(c) A personal check or cashier's check or bank wire transfer in the amount of your subscription (Refer to Payment Instructions on page 3).

SECTION B - SUBSCRIPTION AGREEMENT FOR SERIES B UNITS

The undersigned hereby subscribes to _____________ Series B Units, each Unit consisting of (1) share of the Company's $0.001 par value common stock and
(ii) a warrant for the purchase of one share of the Company's $0.001 par value
common stock at a purchase price of $        per share.

The undersigned confirms receipt of a Prospectus dated ___________ 2001 and has had an opportunity to and has read the Prospectus and has had the opportunity to receive clarification from representatives of the Company concerning the contents of the Prospects. The undersigned further acknowledges that no representations, written or oral, other than those contained in the Prospectus have been made in connection with the offering of the Units and this Subscription Agreement.

The undersigned is aware that:

1) The Company has the right to accept or reject this subscription in whole or in part. This subscription shall be deemed to be accepted by the Company only when this Subscription Agreement is signed by the Company. Subscriptions need not be accepted by the Company in the order in which subscriptions are received.

2) The Company will hold all funds receipted in a separate account until five (5) days after it has received and accepted subscriptions for not less than 1,000,000 units in the aggregate.

3) Subscriptions for Units are irrevocable and shall survive the subscriber's death or disability. Payment in full of the purchase price of the Units is due and must be made upon subscription.

How to Subscribe:

You are subscribing to purchase a total of __________ Units at $        per
Unit ($_______________) by check and initial applicable line).

                $ ____________ (___________Units) paid by cashier's check

                $_____________(___________Units) paid by personal check; or

                & ___________________(Units) paid by wiring funds.

MAKE CHECK PAYABLE TO "ASDAR GROUP"

MAIL TO:        ASDAR GROUP
                1239 West Georgia Street, Suite 3004
                Vancouver, British Columbia V6E 4R8.

WIRE TRANSFER INSTRUCTIONS

Intermediary Bank                       Harris Bank International
                                        New York
        ABA                             026007760
        SWIFT                           HATRU533

Beneficiary Bank:                       Bank of Montreal
                                        First Bank Tower
                                        595 Burrard Street
                                        Vancouver, BC V7X 11.7

Beneficiary Name:                       ASDAR Group
Beneficiary Acc No.                     4687-341

For details, See How to Subscribe (immediately preceding this Subscription Agreement).

Print name(s) in which Units are to be registered.

NAME _____________________________________

SOCIAL SECURITY OR TAX ID NO. _____________


ADDRESS ___________________________________
_____________________________________________

Title to your purchased Units is to be held as follows (check and initial one)

a.      ________        Husband & Wife, as community property
b.      ________        Joint Tenants
c.      ________        Tenants in Common
d.      ________        Individual
e.      ________        Corporation
f.      ________        Partnership
g.      ________        Trust
h.      ________        Other

Please Describe: _____________________________________________

NOTE: BY SIGNING THIS SUBSCRIPTION AGREEMENT AND UPON ACCEPTANCE THEREOF, YOU ARE ENTERING INTO AN AGREEMENT AND AGREEING TO INVEST MONEY WITH THE COMPANY.

This Subscription Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

DATED: ___________, 2001, at ________________________________

(1) ____________________________ (2) _________________________

NOTE: If Units are to be registered in more than one name, all subscribers must sign.

Acceptance of Subscription

Agreed to and accepted:

By:     /s/ ASDAR GROUP
        a Nevada Corporation

By:     _/s/___________________            _______________________
        President


By:     _/s/___________________            _______________________
        Secretary


--------------------------------------------------------------------------------

FINANCIAL STATEMENTS


INDEX TO FINANCIAL STATEMENTS                                         PAGE

1   Independent Auditor's Report                                           F-1

2   Consolidated Audited Balance Sheets
    as at December 31, 1999, and December 31, 2000             F-2 through F-3

3   Consolidated Audited Statement of Operations for
    Periods Ending December 31, 1999, and December 31, 2000                F-3

4   Audited Statement of Changes to Stockholders' Equity
    for Periods Ending December 31, 1999, and December 31, 2000            F-4

5   Audited Statement of Cash Flows for Periods Ending
    December 31, 1999, and December 31, 2000                               F-5

6   Notes to Audited Financial Statements                     F-6 through F-10

    ---------------------------------------------------------------------------

    INTERN FINANCIAL STATEMENTS                                           PAGE

7   BALANCE SHEETS as at March 31, 2001 and December 31, 2000.            F-11

8   STATEMENTS OF OPERATIONS for three month periods ending March 31,
    2001, March 31, 2000 and from inception to March 31, 2001.            F-12

9   STATEMENT OF CASH FLOWS for the three month periods ending March 31,
    2001, March 31, 2000 and from inception to March 31, 2001.            F-13

10  NOTES TO THE FINANCIAL STATEMENTS.                            F-14 to F-17



                         LABONTE & CO.
           C H A R T E R E D   A C C O U N T A N T S


                1205 - 1095 West Pender Street
                Vancouver, BC  Canada
                V6E 2M6
                Telephone       (604) 682-2778
                Facsimile       (604) 689-2778
                Email        rjl@labonteco.com





AUDITORS' REPORT


To the Stockholders and Board of Directors of Asdar Group

We have audited the balance sheet of Asdar Group (a development stage company) as at December 31, 2000 and the statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2000 and the results of its operations and its cash flows and the changes in stockholders' equity for the year then ended in accordance with United States generally accepted accounting principles.

The financial statements as at December 31, 1999 and for the year then ended were audited by other auditors who expressed an opinion without reservation in their report dated April 24, 2000.

"LaBonte & Co."

                     CHARTERED ACCOUNTANTS
                        Vancouver, B.C.
                       February 28, 2001
      (except for Note 8 which is dated April 11, 2001)


COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-UNITED STATES REPORTING DIFFERENCES

In the United States, reporting standards for auditors would require the addition of an explanatory paragraph following the opinion paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1. Our report to the stockholders and Board of Directors dated February 28, 2001 is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors' report when these are adequately disclosed in the financial statements.

"LaBonte & Co."

                     CHARTERED ACCOUNTANTS
                        Vancouver, B.C.
                       February 28, 2001
       (except for Note 8 which is dated April 11, 2001)


                             F-2




                         ASDAR GROUP

                (A Development Stage Company)

                       BALANCE SHEETS

                                                       December 31, 2000     December 31, 1999

ASSETS

CURRENT ASSETS
        Cash                                            $        6,056        $           708
        Taxes recoverable                                          264                      -
        Advances receivable                                     55,000                      -
                                                             ---------              ---------
                                                                61,320                    708

OIL AND GAS PROPERTIES (Note 4)                              1,646,633                      -
                                                             ---------              ---------
                                                        $    1,707,953        $           708
                                                             =========              =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
        Accounts payable and accrued liabilities        $       33,735        $        35,764
        Due to related parties (Note 6)                         61,733                      -
                                                             ---------              ---------
                                                                95,468                 35,764
                                                             ---------              ---------
CONTINGENCIES (Notes 1 and 8)

STOCKHOLDERS' EQUITY (Note 5)
        Common stock, $.001 par value,
         50,000,000 shares authorized 10,730,433
         (1999 - 1,894,499) shares issued and
         outstanding                                            10,730                  1,894
        Additional paid-in capital                          10,177,534              7,514,888
        Treasury stock                                               -               (199,167)
        Deficit accumulated during the development stage    (8,575,779)            (7,352,671)
                                                             ---------              ---------
                                                             1,612,485                (35,056)
                                                             ---------              ---------
                                                         $   1,707,953        $           708
                                                             =========              =========





The accompanying notes are an integral part of these financial statements

F-3


                           ASDAR GROUP

                 (A Development Stage Company)

                    STATEMENTS OF OPERATIONS


                                                                                          Cumulative
                                                Year ended            Year ended          from January 1, 1996
                                             December 31, 2000      December 31, 1999     to December 31, 2000

GENERAL AND ADMINISTRATIVE EXPENSES
        Consulting fees                     $      117,076          $       24,000        $     375,576
        Litigation settlement                            -                       -            2,291,070
        Management fees                            132,993                       -              132,993
        Office and general                         141,738                   1,654              205,266
        Professional fees                           24,121                     564              303,061
        Software development costs (Note 3)        737,300                       -              737,300
        Travel and accommodation                    69,880                       -               69,880
                                                 ---------               ---------            ---------
NET LOSS FOR THE PERIOD                      $   1,223,108          $       26,218        $   4,115,146
                                                 =========               =========            =========



BASIC NET LOSS PER SHARE                     $        0.23          $         0.01
                                                 =========               =========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING       5,362,288               1,854,499
                                                 =========               =========







The accompanying notes are an integral part of these financial statements


                              F-4
                          ASDAR GROUP
                 (A Development Stage Company)

               STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM JANUARY 1, 1996 (INCEPTION) TO DECEMBER 31, 2000


                                                                                                      Deficit
                                                                                                     accumulated
                                                                    Additional                       during the
                                      Number of                       Paid In        Treasury        development
                                       shares         Amount          Capital         Stock             stage            Total

Balance, January 1, 1996                499,499    $     499     $   4,361,401     $ (199,167)    $  (4,460,633)     $   (297,900)

Shares issued to settle litigation
retroactively restated                   50,000           50         2,469,832              -                 -         2,469,882

Net loss for the year ended
December 31, 1996                             -            -                 -              -        (2,726,232)       (2,726,232)

Balance, December 31, 1996              549,499          549         6,831,233       (199,167)       (7,186,865)         (554,250)

Shares issued to settle note
payable and accrued interest            500,000          500           476,500              -                 -           477,000

Shares issued for services at
$.75 per share                           55,000           55            41,195              -                 -            41,250

Shares issued for services at
$.25 per share                          415,000          415           105,085              -                 -           105,500

Net loss for the year ended
December 31, 1997                             -            -                 -              -           (93,933)          (93,933)

Balance, December 31, 1997            1,519,499        1,519         7,454,013       (199,167)       (7,280,798)          (24,433)

Shares issued for services at
$.12 per share                          200,000          200            23,800              -                 -            24,000

Shares issued for services at
$.05 per share                           15,000           15               735              -                 -               750

Net loss for the year ended
December 31, 1998                             -            -                 -              -           (45,655)          (45,655)

Balance, December 31, 1998            1,734,499        1,734         7,478,548       (199,167)       (7,326,453)          (45,338)

Shares issued for services at
$.228                                   160,000          160            36,340              -                 -            36,500

Net loss for the year ended
December 31, 1999                             -            -                 -              -           (26,218)          (26,218)

Balance, December 31, 1999            1,894,499        1,894         7,514,888       (199,167)       (7,352,671)          (35,056)

Correction of treasury stock                  -            -          (199,167)       199,167                 -                 -

Shares issued for software
development at $.30 per share         2,000,000        2,000           598,000              -                 -           600,000

Shares issued for services and
interest at $.10 per share              132,500          133            13,117              -                 -            13,250

Shares issued for services and
advances at $.42 per share              730,000          730           305,870              -                 -           306,600

Shares issued for interest in
oil and gas property at $.29
per share                             5,500,000        5,500         1,589,500              -                 -         1,595,000

Shares issued for services at
$.75 per share                          474,402          474           355,326              -                 -           355,800

Share reconciliation                      (968)           (1)                -              -                 -                (1)

Net loss for the year ended
 December 31, 2000                           -             -                 -              -        (1,223,108)       (1,223,108)

Balance, December 31, 2000          10,730,433      $ 10,730     $  10,177,534     $        -      $ (8,575,779)        1,612,485





The accompanying notes are an integral part of these financial statements

                              F-5

                          ASDAR GROUP

                 (A Development Stage Company)

                    STATEMENTS OF CASH FLOWS




                                                                                          Cumulative
                                                Year ended            Year ended          from January 1, 1996
                                             December 31, 2000      December 31, 1999     to December 31, 2000

CASH FLOWS FROM OPERATING ACTIVITIES
        Net loss for the period                $ (1,223,108)          $   (26,218)         $ (4,115,146)
        Adjustments to reconcile net
         loss to net cash from operating
         activities:
        - services paid for with common shares      436,100                     -               436,100
        - interest paid for with common shares        2,250                     -                 2,250
        - software development costs paid for
           with common shares                       600,000                     -               600,000
        - other non-cash expenses                         -                36,500             2,502,381

                                                   (184,758)               10,282              (574,415)
        - net changes in working capital items       37,706               (12,001)              (46,929)

CASH USED IN OPERATING ACTIVITIES                  (147,052)               (1,719)             (621,344)


CASH FLOWS FROM INVESTING ACTIVITIES
        Interest in oil and gas property.           (51,633)                    -               (51,633)


CASH FLOWS FROM FINANCING ACTIVITIES
        Net advances from related parties           259,033                     -               259,033
        Advances receivable                         (55,000)                    -               420,000

CASH FLOWS FROM FINANCING ACTIVITIES                204,033                     -               679,033

INCREASE (DECREASE) IN CASH                           5,348                (1,719)                6,056

CASH, BEGINNING OF PERIOD                               708                 2,427                     -

CASH, END OF PERIOD                            $      6,056           $       708         $       6,056



Other non-cash transactions:
During the year, the company issued 65,000 shares at $.42 per share in settlement of cash advances of $27,300 and 280,000 shares at $.75 per share in settlement of cash advances of $210,000




The accompanying notes are an integral part of these financial statements

                          F-6

                      ASDAR GROUP

             (A Development Stage Company)

             NOTES TO FINANCIAL STATEMENTS
                   DECEMBER 31, 2000


NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The company was incorporated as Venture Investments Inc. under the Laws of the State of Nevada on November 29, 1983. The company underwent a name change to Asdar Group on December 10, 1997. The company was dormant from 1991 to 1996 and currently has no revenue generating operations. In accordance with SFAS #7, the company is considered a development stage company since January 1, 1996. At December 31, 2000, the Company had a working capital deficiency of $34,148 and has been dependent on directors and certain shareholders for financing.

The financial statements have been prepared on the basis of a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage, has not generated any revenues or completed development of any commercially acceptable products or services to date and further significant losses are expected to be incurred in developing its business. The recoverability of the carrying value of assets and ability of the Company to continue as a going concern is dependent on raising additional capital, settling its outstanding litigation with Derek Resources (see Note 8) and ultimately on generating future profitable operations.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in United States dollars and are prepared in accordance with accounting principles generally accepted in the United States.

Use of Estimates and Assumptions

Preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.
Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all liquid investments, with an original maturity of three months or less when purchased, to be cash equivalents.

Oil and Gas Properties

The Company follows the full cost method of accounting for its oil and gas operations whereby all cost related to the acquisition of petroleum and natural gas interests are capitalized. Such costs include land and lease acquisition costs, annual carrying charges of non-producing properties, geological and geophysical costs, costs of drilling and equipping productive and non-productive wells, and direct exploration salaries and related benefits. Proceeds from the disposal of capital assets are recorded as a reduction of the related expenditures without recognition of a gain or loss unless the disposal would result in a change of 20 percent or more in the depletion rate.

Depletion and depreciation of the capitalized costs will be computed using the unit-of-production method based on the estimated proven reserves of oil and gas determined by independent consultants.

The Company applies a ceiling test to capitalized costs to ensure that such costs do not exceed estimated future net revenues from production of proven reserves at year end market prices less future production, administrative, financing, site restoration, and income tax costs plus the lower of cost or estimated market value of unproved properties. As the Company has not established proven recoverable reserves on properties held, the Company has provided an impairment provision for lease costs incurred to date.


Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107. Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current assets or liabilities including cash and cash equivalents and notes and accounts payable approximate carrying value due to the short-term maturity of the instruments.

Foreign Currency Translation

The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation", foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Related translation adjustments are reported as a separate component of stockholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

Stock-Based Compensation

The Company accounts for stock-based compensation in respect to stock options granted to employees and officers using the intrinsic value based method in accordance with APB 25. Stock options granted to non-employees are accounted for using the fair value method in accordance with SFAS No. 123. In addition, with respect to stock options granted to employees, the Company provides pro-forma information as required by SFAS No. 123 showing the results of applying the fair value method using the Black-Scholes option pricing model.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Recent accounting pronouncements

In March, 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25 ("FIN 44") which clarifies the application of APB 25 for certain issues. This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. The Company has determined that this pronouncement will not have a material impact on the reporting and measurement of stock based compensation by the Company.

In June 1998, The FASB issued Statement Number 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in fair value of the derivative depends on the intended use of the derivative and the resulting designation. The Company does not expect that the adoption of SFAS 133 will have a material impact on its financial statements.



NOTE 3 - TEK MASTER PROJECT

The Technology Development Agreement for the development of the scalable server platform software was signed on March 8, 2000 between Tek Master Ltd., a British Columbia corporation, and Xntrik Enterprises Ltd., a British Columbia corporation, and the company.

The agreement calls for the Company to provide the following:

1. The issuance of two million (2,000,000) restricted shares of the company's $.001 par value common stock, and
2. Funding of two hundred thousand $200,000 dollars Canadian for ongoing development costs.

To date, the two million (2,000,000) shares have been issued at a value of $0.30 per share and $86,600 (C$130,000) has been expended.

The agreement calls for Xntrik Enterprises Ltd. to design and develop the software and for Tek Master Ltd. to design an interface to manage clients. This project has been put on hold and the Company does not have a definitive date to continue this software development.

All costs to date have been expenses as incurred as they do not meet the general criteria for capitalization.


NOTE 4 - OIL AND GAS PROPERTIES

LAK Ranch Oil Project, Wyoming, USA:

On September 20, 2000, the company signed an agreement with 2U Online.com, Inc. ("2U"), a Delaware public corporation under common management, to acquire all of 2U's 25% interest in the oil and natural gas rights on 6,360 acres located in the Powder River Basin of eastern Wyoming (the "LAK Ranch") in consideration for the issuance of 5,000,000 restricted common shares and a finder's fee of 500,000 restricted common shares. The cost of acquisition of the LAK Ranch Oil Project has been recorded at the historical cost of 2U's purchase price which totalled $1,595,000.

The Lak Ranch Oil Project consists of a steam assisted gravity drainage ("SAGD") production well and surface facilities which has been developed by Derek Resources Corporation ("Derek") pursuant to an option agreement dated September 27, 1997 between a predecessor optionor and Derek. The option agreement provides, amongst other terms, that Derek could acquire a 75% interest in the project by developing a SAGD well pair and surface facility and fund the initial start up operations for six months at a budgeted cost of $3,500,000. As at February 28, 2001, the project was substantially complete, however Derek has incurred substantial cost overruns of approximately $2,900,000. Derek is asserting a contractual right to collect 25% of this cost overrun from the Company which the Company has disputed. As a result, Derek commenced foreclosure proceedings on the Company's 25% interest in the property. Refer to Note 8.


NOTE 5 - CAPITAL STOCK

The Company's capitalization is 50,000,000 common shares with a par value of $0.001 per share.

During the year ended December 31, 2000 the Company issued a total of 1,336,902 shares to settle debt totalling $675,650, 2,000,000 shares for the Tek Master Project, and 5,500,000 shares for the LAK Ranch Oil Project.


NOTE 6 - RELATED PARTY TRANSACTIONS

During the year ended December 31, 2000 the Company issued 500,000 common shares to a former director and a significant shareholder as a finder's fee on the LAK Ranch Oil Project, and 1,271,068 common shares to directors, a former director and a significant shareholder in payment of cash advances, salaries and expenses incurred on behalf of the Company totalling $640,900.

During the year ended December 31, 2000 the Company incurred management fees of $132,993 to directors and officers of the Company. At December 31, 2000 $60,000 is owing to these parties.

During the year ended December 31, 2000 the Company received cash advances of $272,300 from certain directors and a significant shareholder. At December 31, 2000 $15,000 is owing to these parties.

At December 31, 2000 an amount of $13,267 is owing from two companies with a director in common.


NOTE 7 - INCOME TAXES

There were no temporary differences between the Company's tax and financial bases, except for the Company's net operating loss carryforwards amounting to approximately $2,996,000 at December 31, 2000. These carryforwards will expire, if not utilized, beginning in 2002. The potential tax benefit of these losses has not been recorded as a full deferred tax asset valuation allowance has been provided due to the uncertainty regarding the realization of these losses.


NOTE 8 - CONTINGENCIES

On March 12, 2001, Derek filed a Notice of Intention to Foreclose in the District Court, Weston County, State of Wyoming for the alleged failure of the Company to pay its share of costs of developing the LAK Ranch Oil Project of approximately $700,000. The Company has denied any liability for these costs which represent huge cost overruns by Derek in developing the SAGD pilot plant for which a proper accounting has not been provided by Derek to date. The Company filed a Complaint and Request for Injunctive Relief in the District Court, Weston County, State of Wyoming on March 20, 2001 to protect its interest in the LAK Ranch Oil Project and prohibit Derek from illegally foreclosing on the Company's interest pending a final determination by the Court of the parties' respective rights and obligations under the Sept 27, 1997 option agreement.

April 11, 2001 the Company's application for a Preliminary Injunction was denied by the Sixth Judicial District Court of the State of Wyoming. The Company continues to pursue all legal remedies available to protect its interest in the LAK Ranch Oil Project. Accordingly, the loss, if any, resulting from this litigation is presently not determinable.

NOTE 9 - SUBSEQUENT EVENTS

During January, 2001, the Company arranged a financing of 1,000,000 units at $.70 per unit for proceeds of $700,000. Each unit consists of one common share and one share purchase warrant entitling the holder to purchase an additional share at a price of $0.75 per share for two years.

During February 2001, the Company acquired a 50% working interest in the Harvester Prospect, located in the San Joaquin Basin in Kings County, California from International Brooks Petroleum Ltd. The acquisition calls for the Company to pay a deposit of $30,000 (paid) and advance $270,000 for at total of $300,000 to be spent on a re-entry program. When the initial $300,000 is spent, future costs will be split 50/50 between the Company and International Brooks Petroleum Ltd.

----------------------------------------------------------------------------

TABLE OF CONTENTS FOR INTERN FINANCIAL STATEMENTS                       PAGE

BALANCE SHEETS as at March 31, 2001 and December 31, 2000.              F-11

STATEMENTS OF OPERATIONS for three month periods ending March 31,
2001, March 31, 2000 and from inception to March 31, 2001.              F-12

STATEMENT OF CASH FLOWS for the three month periods ending March 31,
2001, March 31, 2000 and from inception to March 31, 2001.              F-13

NOTES TO THE FINANCIAL STATEMENTS.                              F-14 to F-17



                               ASDAR GROUP
                      (A Development Stage Company)

                      INTERIM FINANCIAL STATEMENTS

                             MARCH 31, 2001

                              (Unaudited)



F-11

                                  ASDAR GROUP
                          (A Development Stage Company)
                                 BALANCE SHEETS

                                                                             March 31,         December 31,
                                                                               2001                2000
                                                                           (Unaudited)

ASSETS

CURRENT ASSETS
        Cash                                                             $      233,958     $        6,056
        Taxes recoverable                                                         3,434                264
        Advances receivable                                                      61,300             55,000
        Prepaid expenses                                                         21,268                  -
                                                                                319,960             61,320

OIL AND GAS PROPERTIES (Note 3)                                               1,957,822          1,646,633

                                                                         $    2,277,782     $    1,707,953


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
        Accounts payable and accrued liabilities                         $       22,329     $       33,735
        Due to related parties (Note 5)                                             330             61,733

                                                                                 22,659             95,468

CONTINGENCIES (Notes 1 and 5)

STOCKHOLDERS' EQUITY (Note 4)
        Common stock, $.001 par value, 50,000,000 shares authorized
                11,161,707 shares issued and outstanding                         11,161             10,730
        Additional paid-in capital                                           10,414,303         10,177,534
     Common share subscriptions (Note 4)                                        630,000                  -
        Deficit accumulated during the development stage                     (8,800,341)        (8,575,779)

                                                                              2,255,123          1,612,485

                                                                         $    2,277,782     $    1,707,953

The accompanying notes are an integral part of these interim financial statements.



F-12

                                 ASDAR GROUP

                        (A Development Stage Company)

                      INTERIM STATEMENTS OF OPERATIONS

                                (Unaudited)



                                                                                       Cumulative
                                            Three Months         Three Months        from January 1,
                                           ended March 31,      ended March 31,     1996 to March 31,
                                                2001                 2000                 2001

EXPENSES
        Litigation settlement              $           -       $           -        $    2,291,070
        Management and consulting fees           145,727               6,000               654,296
        General and administrative                78,835                (266)              648,042
        Software development costs                     -                   -               746,300

NET LOSS FOR THE PERIOD                    $     224,562       $       5,734        $    4,339,708




BASIC NET LOSS PER SHARE                   $       0.021       $       0.003

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING    10,739,885           1,949,499

The accompanying notes are an integral part of these interim financial statements.



F-13


                                     ASDAR GROUP

                             (A Development Stage Company)

                          INTERIM STATEMENTS OF CASH FLOWS

                                    (Unaudited)


                                                                                                                  Cumulative
                                                                       Three Months         Three Months        from January 1,
                                                                      ended March 31,      ended March 31,     1996 to March 31,
                                                                           2001                 2000                 2001


CASH FLOWS FROM OPERATING ACTIVITIES
        Net loss for the period                                       $   (224,562)         $     (5,734)       $ (4,339,708)
        Adjustments to reconcile net loss to net cash from
         operating activities:
        - services paid for with common shares                             167,200                     0             673,300
        - interest paid for with common shares                                   0                     0               2,250
        - software development costs paid for with common shares                 0                     0             600,000
        - other non-cash expenses                                                0                 6,485           2,502,381
                                                                           (57,362)                  751            (561,777)

        - net changes in working capital items                             (87,247)                 (781)           (144,176)

CASH USED IN OPERATING ACTIVITIES                                         (144,609)                  (30)           (705,953)

CASH FLOWS FROM INVESTING ACTIVITIES
        Oil and gas property acquisitions                                 (311,189)                    0             (62,822)
                                                                          (311,189)                    0            (362,822)

CASH FLOWS FROM FINANCING ACTIVITIES
        Net proceeds from common stock subscriptions                       630,000                     0             630,000
        Net advances from related parties                                   60,000                     0             259,033
        Advances receivable                                                 (6,300)                    0             413,700

CASH FLOWS FROM FINANCING ACTIVITIES                                       683,700                     0           1,302,733

INCREASE (DECREASE) IN CASH                                                227,902                   (30)            233,958

CASH, BEGINNING OF PERIOD                                                    6,056                   708                   0

CASH, END OF PERIOD                                                   $    233,958          $        678        $    233,958


The accompanying notes are an integral part of these interim financial statements.


F-14

                              ASDAR GROUP

                      (A Development Stage Company)

                  NOTES TO INTERIM FINANCIAL STATEMENTS
                             MARCH 31, 2001
                              (Unaudited)

NOTE 1 - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

The company was incorporated as Venture Investments Inc. under the Laws of the State of Nevada on November 29, 1983. The company underwent a name change to Asdar Group on December 10, 1997. The company was dormant from 1991 to 1996 and currently has no revenue generating operations. In accordance with SFAS #7, the company is considered a development stage company since January 1, 1996.

The financial statements have been prepared on the basis of a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage, has not generated any revenues or completed development of any commercially acceptable products or services to date and further significant losses are expected to be incurred in developing its business.
The recoverability of the carrying value of assets and ability of the Company to continue as a going concern is dependent on raising additional capital, the disposition of its outstanding litigation with Derek Resources (see Note 6) and ultimately on generating future profitable operations.

UNAUDITED INTERIM FINANCIAL STATEMENTS

The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB of Regulation S-B. They do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there has been no material changes in the information disclosed in the notes to the financial statements for the year ended December 31, 2000 included in the Company's Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. The interim unaudited financial statements should be read in conjunction with those financial statements included in the Form 10-KSB. In the opinion of Management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the three months ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

F-15

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements are presented in United States dollars and are prepared in accordance with accounting principles generally accepted in the United States.

USE OF ESTIMATES AND ASSUMPTIONS

Preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.
Accordingly, actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all liquid investments, with an original maturity of three months or less when purchased, to be cash equivalents.

FOREIGN CURRENCY TRANSLATION

The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation", foreign denominated monetary assets and liabilities are translated to their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Related translation adjustments are reported as a separate component of stockholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

F-16

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (con't)

OIL AND GAS PROPERTIES

The Company follows the full cost method of accounting for its oil and gas operations whereby all cost related to the acquisition of petroleum and natural gas interests are capitalized. Such costs include land and lease acquisition costs, annual carrying charges of non-producing properties, geological and geophysical costs, costs of drilling and equipping productive and non-productive wells, and direct exploration salaries and related benefits. Proceeds from the disposal of capital assets are recorded as a reduction of the related expenditures without recognition of a gain or loss unless the disposal would result in a change of 20 percent or more in the depletion rate.

Depletion and depreciation of the capitalized costs will be computed using the unit-of-production method based on the estimated proven reserves of oil and gas determined by independent consultants.

The Company applies a ceiling test to capitalized costs to ensure that such costs do not exceed estimated future net revenues from production of proven reserves at year end market prices less future production, administrative, financing, site restoration, and income tax costs plus the lower of cost or estimated market value of unproved properties.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107. Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The fair value of financial instruments classified as current assets or liabilities including cash and cash equivalents and notes and accounts payable approximate carrying value due to the short-term maturity of the instruments.

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation in respect to stock options granted to employees and officers using the intrinsic value based method in accordance with APB 25. Stock options granted to non-employees are accounted for using the fair value method in accordance with SFAS No. 123. In addition, with respect to stock options granted to employees, the Company provides pro-forma information as required by SFAS No. 123 showing the results of applying the fair value method using the Black-Scholes option pricing model.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.


NOTE 3 - OIL AND GAS PROPERTIES

LAK RANCH OIL PROJECT, WYOMING, USA:

On September 20, 2000, the company signed an agreement with 2U Online.com, Inc. ("2U"), a Delaware public corporation under common management, to acquire all of 2U's 25% interest in the oil and natural gas rights on 6,360 acres located in the Powder River Basin of eastern Wyoming (the "LAK Ranch") in consideration for the issuance of 5,000,000 restricted common shares and a finder's fee of 500,000 restricted common shares.

The Lak Ranch Oil Project consists of a steam assisted gravity drainage ("SAGD") production well and surface facilities which has been developed, and constructed by Derek Resources Corporation ("Derek").

The parties relationship in the LAK Ranch Oil Project stems from a September 24, 1997 option agreement. The option agreement provided that Derek could exercise an option and seek to vest a 75% working interest in the project by exploring, developing and operating a SAGD well pair and surface facility according to the terms of the option agreement (including the express terms of four 1997 reports describing and budgeting the project as those reports were expressly referenced and incorporated in the agreement). The terms of the option agreement specifically state that Derek would fund the first six months of operation of the project out of Derek's required initial capital outlay. The option agreement (including four 1997 engineering reports) set a $3.5 million US amount that Derek should spend to explore, develop, construct and operate the project by December 31, 2000. The Company contends that Derek was, and is, obligated to explore, develop, construct and operate this property (for the first six months of operation) pursuant to the terms of the option agreement.

According to Derek, as of March 31, 2001, the project was substantially complete and operating. However, Derek claims to have incurred substantial cost overruns of approximately $3,400,000 on this project. To the extent the Company has been able to ascertain, these costs do not appear to have been incurred consistent to the requirement of the option agreement. The Company was not advised and did not agree to incurrence of these cost overruns by Derek.

Derek is asserting a contractual right to collect 25% of its cost overrun from the Company. The Company disputes this claim by Derek and asserts that Derek's failures to develop the project consistent with the requirements of the option agreement preclude vesting of a 75% interest by Derek. The Company has made additional damages claims against Derek and Derek has filed damage counterclaims against the Company. All of Derek's claims in this regard are disputed. Both parties to the litigation have asserted punitive damages claims against each other and all such claims are disputed by both parties.

On April 13, 2001, Derek purported to complete a Wyoming foreclosure of Asdar's rights and interests in the LAK Ranch Oil Project. The Company disputes Derek's legal rights to assert or foreclose any lien against its interests in the project. The Company also asserts multiple material defects in Derek's purported foreclosure activities. On April 13, 2001, Derek bid alleged indebtedness from the Company in the amount of $852,571.11 at the purported foreclosure sale and received a Weston County, Wyoming Sheriff's Certificate. The entire matter remains subject to ongoing legal proceedings in Wyoming; the outcome of those proceedings is uncertain.

Should the Company be unsuccessful in asserting its claims and defending its contractual rights in the Wyoming litigation it could be required to pay between approximately $850,000 and $900,000 to Derek. Should the Company be unsuccessful in asserting its claims to invalidate or set aside Derek's purported foreclosure, it could forfeit or lose its interest in the LAK Ranch Oil Project.

HARVESTER PROPERTY, CALIFORNIA, USA:

On February 26, 2001, the Company acquired a 50% working interest in the Harvester Prospect, located in the San Joaquin Basin in Kings County, California from International Brooks Petroleum Ltd. The acquisition called for the Company to pay a deposit of $30,000 and advance $270,000 for a total of $300,000 to be spent on a well re-entry program. When the initial $300,000 is spent, future costs will be split 50/50 between the Company and International Brooks Petroleum Ltd.

NOTE 4 - CAPITAL STOCK

The Company's capitalization is 50,000,000 common shares with a par value of $0.001 per share.

During the quarter ended March 31, 2001 the Company issued a total of 431,274 shares in payment for services and to settle debt totalling $237,200. The Company arranged a financing of 1,000,000 units at $.70 per unit for gross proceeds of $700,000. Each unit subscribed for consists of one common share and one share purchase warrant entitling the holder to purchase an additional share at a price of $0.75 per share for two years. A finder's fee of 10% was paid to a private company controlled by a significant shareholder. The Company has received the funds from the subscriptions and as yet have not issued the shares

NOTE 5 - RELATED PARTY TRANSACTIONS

During the quarter ended March 31, 2001 the Company issued 385,719 common shares to directors, a former director and a significant shareholder in payment of cash advances, salaries and expenses incurred on behalf of the Company totalling $212,200.

During the quarter ended March 31, 2001 the Company incurred management fees of $60,000 to directors and a former director of the Company.

During the quarter ended March 31, 2001 the Company incurred consulting fees of $69,700 to private companies controlled by a significant shareholder.

At March 31, 2001 an amount of $89,183 is owing from two companies with a director in common and an amount of $89,514 is owing to a company controlled by a significant shareholder.

NOTE 6 - CONTINGENCIES

On March 12, 2001, Derek filed a Notice of Intention to Foreclose in the District Court, Weston County, State of Wyoming for the alleged failure of the Company to pay its share of costs of developing the LAK Ranch Oil Project of approximately $700,000. The Company has denied any liability for these costs which represent huge cost overruns by Derek in developing the SAGD pilot plant for which a proper accounting has not been provided by Derek to date. The Company filed a Complaint and Request for Injunctive Relief in the District Court, Weston County, State of Wyoming on March 20, 2001 to protect its interest in the LAK Ranch Oil Project and prohibit Derek from illegally foreclosing on the Company's interest pending a final determination by the Court of the parties' respective rights and obligations under the Sept 27, 1997 option agreement.

On April 11, 2001 the Company's application for a Preliminary Injunction was denied by the Sixth Judicial District Court of the State of Wyoming.

On April 13, 2001, Derek purportedly foreclosed on the Company's 25% interest in the project by bidding indebtedness it claims from the Company in the amount of $852,571.11 in return for a Weston County, Wyoming Sheriff's Certificate. Derek has confirmed and announced that under Wyoming law, the Company has ninety days from April 13, 2001 to redeem and reinstate its interests from Derek's purported foreclosure by payment of $852,571.11 plus accrued interest.

On May 4, 2001, Derek filed a motion in the District Court of the Sixth Judicial District, Wyoming requesting entry of partial summary judgment against the Company. Specifically, Derek's motion asserts that the Court should summarily rule that Derek has actually vested a 75% interest in the LAK property and project without allowing the parties an opportunity in a trial to present disputed evidence on the issue. The Company will oppose this motion and may file a countermotion concerning summary enforcement of the option agreement language. No date has been set for a hearing on Derek's motion.

On May 11, 2001, Derek filed a motion seeking to somehow place the 25% interest in the LAK Ranch Oil Project it claimed to have already foreclosed against the Company into a receivership. The Company will oppose this motion. No date has been set for a hearing on Derek's motion.

The Company continues to pursue all legal remedies available to protect its interest in the LAK Ranch Oil Project. Accordingly, the loss, if any, resulting from this litigation is presently not determinable. The Company has not included any amount due to Derek in accounts payable pending the outcome of the litigation.

NOTE 7 - SUBSEQUENT EVENTS

On May 9, 2001, the Company announced it is negotiating a financing of 1,500,000 units at $0.50 per unit for proceeds of $750,000. Each unit consists of one common share and one share purchase warrant entitling the holder to purchase an additional share at a price of $0.60 per share for eighteen months.

Copies of the financial statements specified in Regulation 228.310 (Item 310) are filed with this Registration Statement, Form 10-QSB.